Exhibit 99.1

Item 6.	Selected Financial Data

The following table sets forth certain of our financial data. The selected financial data for the fiscal years ended December 31, 2008, 2007 and 2006, and as of December 31, 2008 and 2007, have been derived from our audited consolidated financial statements and the related notes included elsewhere in this report. The selected financial data for the years ended December 31, 2005 and December 31, 2004, and as of December 31, 2006, 2005 and 2004, have been derived from our audited consolidated financial statements and the related notes thereto which are not included in this report. This report contains financial measures not prepared in accordance with United States generally accepted accounting principles, including EBITDA (as defined). Certain items in the prior years’ consolidated financial statements have been reclassified to conform with the 2008 presentation. This reclassification is described in note 2 to our consolidated financial statements in “Item 8. Financial Statements and Supplementary Data.”  Past financial performance should not be considered as a reliable indicator of future performance. The information set forth below should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Item 1A. Risk Factors” and our consolidated financial statements and the related notes included elsewhere in this report.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Statement of operations data:
Operating revenues:
Theme park passes	$455,935	$450,844	$420,654	$436,015	$452,113
Theme park food and beverage (1)	112,270	115,188	108,612	105,195	112,538
Theme park merchandise (1)	99,634	101,599	91,421	87,723	97,051
Other theme park related (1) (2)	104,380	102,825	84,245	69,994	61,978
Other (1) (3)	151,133	161,387	150,454	151,669	141,828

Total operating revenues	923,352	931,843	855,386	850,596	865,508
Costs and operating expenses:
Theme park operations (1)	184,371	177,556	168,431	167,143	164,151
Theme park selling, general and administrative (1)	153,205	153,053	149,075	142,472	162,922
Theme park cost of products sold (1)	113,536	113,610	105,023	101,560	108,939
Special fee payable to Vivendi Universal Entertainment and consultant fee	58,305	57,996	53,408	53,084	55,179
Depreciation and amortization	111,130	110,327	111,210	117,308	120,235
Other (1)	122,374	128,503	123,263	127,704	116,631

Total costs and operating expenses	742,921	741,045	710,410	709,271	728,057

Operating income	180,431	190,798	144,976	141,325	137,451

Total other expense, net	102,542	96,137	100,479	103,639	112,430

Net income	77,889	94,661	44,497	37,686	25,021

Less: net income attributable to the noncontrolling interest in UCRP	2,149	2,773	2,537	2,418	2,537

Net income attributable to the Partners	$75,740	$91,888	$41,960	$35,268	$22,484

(1)

Certain items in the prior years’ consolidated financial statements have been reclassified to conform to the 2008 presentation. Specifically, our management changed the allocation methodology in which shared service revenue and cost elements were allocated between the theme parks and CityWalk. Accordingly, the years prior to 2008 have been reclassified so that a portion of “other” operating revenues was reclassified into the various theme park operating revenues categories. Likewise, the years prior to 2007 have been reclassified so that a portion of “other” costs and operating expenses was reclassified into the various theme park costs and operating expenses categories. Total operating revenues and total costs and operating expenses remained unchanged.

(2)

Consists primarily of Universal Express Plus (“UEP”) sales, aged pass sales, theme park corporate special events and the parking facility. We host special events for corporate guests whereby a portion of the theme park is rented for corporate functions. UEP is a pass that allows guests to experience reduced wait times at certain attractions and shows.

(3)	Consists primarily of CityWalk, Universal Parks & Resorts Vacations and hotel rent received from our on-site hotels.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands, except other operational data)
Other data:
EBITDA (as defined) (4)	$292,085	$302,852	$258,133	$258,217	$254,995
Net cash and cash equivalents provided by operating activities	191,333	241,518	165,921	117,813	185,139
Net cash and cash equivalents used in investing activities	134,874	49,721	44,292	32,303	36,053
Net cash and cash equivalents used in financing activities	96,535	130,540	101,845	62,556	239,185
Capital expenditures	137,010	60,912	45,313	38,374	40,195
Other operational data:
Turnstile admissions in thousands (5)	11,357	11,514	11,209	11,498	12,881
Paid admissions in thousands (6)	10,564	10,758	10,468	10,772	12,110
Theme park pass revenue per paid admission	43.16	41.91	40.18	40.48	37.33
Theme park food, beverage and merchandise revenue per turnstile admission	18.66	18.82	17.85	16.78	16.27
Other theme park related revenue per turnstile admission	9.19	8.93	7.52	6.09	4.81

	As of December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Balance sheet data:
Total cash and equivalents	$87,798	$127,874	$66,617	$46,833	$23,879
Total assets	1,975,277	1,986,022	1,926,911	1,967,004	2,034,616
Total long-term obligations (7)	1,127,856	1,125,847	1,087,162	1,110,634	1,137,934
Total equity	642,346	643,582	686,550	705,107	715,767

(4)

We have included EBITDA (as defined) because it is used by some investors as a measure of our ability to service debt, and with cash flow, to measure company operating performance under our Annual Incentive Plan. EBITDA (as defined) represents earnings before interest, taxes and depreciation and amortization and certain other adjustments permitted by the definition of EBITDA in the senior secured credit agreement. EBITDA (as defined) is not prepared in accordance with United States generally accepted accounting principles and should not be considered an alternative for net income, net cash and equivalents provided by operating activities and other consolidated income or cash flow statement data prepared in accordance with United States generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA (as defined), because it is before debt service, capital expenditures and working capital needs, does not represent cash that is available for other purposes at our discretion. Our presentation of EBITDA (as defined) may not be comparable to similarly titled measures reported by other companies. EBITDA (as defined) is the primary basis in the UCDP senior secured credit agreement to determine our quarterly compliance with our funded debt ratio and the interest coverage ratio, which is computed based on the prior twelve months. The calculation of EBITDA under our indentures is different, although it generally results in a similar figure. We have defined EBITDA in accordance with our senior secured credit agreement because it is an important liquidity measure. A reconciliation of EBITDA (as defined) from net income and from net cash and cash equivalents provided by operating activities is set forth below.

(5)	Turnstile admissions represent total admissions to our theme parks, which includes paid admissions and complimentary passes.
(6)	Paid admissions represent the total paid admissions to our theme parks.
(7)	Long-term obligations include long-term borrowings (excluding current portions), long-term capital lease and financing obligations and long-term deferred special fees.

The following is a reconciliation of net cash provided by operating activities to EBITDA (as defined) for each of the last five fiscal years ended December 31:

	Year ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Net cash and cash equivalents provided by operating activities	$191,333	$241,518	$165,921	$117,813	$185,139
Adjustments:
Interest expense	102,669	107,906	109,733	106,701	116,546
Interest income	(2,654)	(7,269)	(4,270)	(1,451)	(1,069)
Amortization of deferred finance costs	(6,939)	(5,164)	(5,374)	(5,251)	(6,898)
Interest on financing obligations	(2,380)	(1,166)	—	—	—
Changes in deferred special fee payable and related interest payable to affiliates	(4,359)	(6,735)	(6,168)	22,169	(9,436)
Gain on non-monetary asset acquisition	—	—	—	—	812
Gain on sale of property and equipment	—	2,776	5,195	2,180	1,007
Distributions from investments in unconsolidated entities	(3,691)	(3,681)	(164)	(529)	(559)
Income (loss) from investments in unconsolidated entities	2,673	1,724	(711)	(178)	(1,161)
Accretion of bond discount	(834)	(837)	(851)	(844)	(832)
Income attributable to the noncontrolling interest in UCRP	(2,149)	(2,773)	(2,537)	(2,418)	(2,537)
Net change in working capital accounts (8)	18,416	(23,447)	(2,641)	20,025	(26,017)

EBITDA (as defined)	$292,085	$302,852	$258,133	$258,217	$254,995

(8) Net change in working capital accounts represents changes in operating assets and liabilities, which includes accounts receivable (net), notes receivable, receivables from related parties, inventories (net), prepaid expenses and other assets, other long-term assets, accounts payable and accrued liabilities, unearned revenue, due to related parties, and other long-term liabilities.

The following is a reconciliation of net income attributable to the Partners to EBITDA (as defined) for each of the last five fiscal years ended December 31:

	Year ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Net income attributable to the Partners	$75,740	$91,888	$41,960	$35,268	$22,484
Adjustments:
Interest expense	102,669	107,906	109,733	106,701	116,546
Depreciation and amortization	111,130	110,327	111,210	117,308	120,235
Net change in fair value of interest rate swaps and amortization of accumulated other comprehensive loss	5,200	—	(500)	391	(3,201)
Interest income	(2,654)	(7,269)	(4,270)	(1,451)	(1,069)
EBITDA (as defined)	$292,085	$302,852	$258,133	$258,217	$254,995

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is designed to help the reader understand our financial results, strategies and business environment from our viewpoint. The MD&A should be read in conjunction with our consolidated financial statements and the accompanying notes (see “Item 8. Financial Statements and Supplementary Data”). This overview summarizes the MD&A, which includes the following sections:

•	Our operations—a brief description of our operations and our business environment.
•	Ownership and basis of presentation—a summary of our company structure including our partners and subsidiaries and other factors impacting our financial presentation.
•	Critical accounting policies and estimates—a discussion of our accounting policies requiring critical estimates and judgment.
•	Results of operations—an analysis of our results of operations for the three-year fiscal period presented in our consolidated financial statements.
•	Liquidity, capital resources and financial position—a discussion of our sources and uses of cash, our financial position, and contractual obligations.
•

Forward-looking statements—cautionary information about forward-looking statements and a discussion of potential risks that could cause our future results to differ from past experience or current projections.

Our operations

We own and operate two theme parks (Universal’s Islands of Adventure and Universal Studios Florida), an entertainment complex (Universal CityWalk Orlando), and movie and production facilities, all located in Orlando, Florida. Our operations are heavily dependent on theme park attendance, which we consider our most important operating indicator. We use two different metrics to gauge theme park attendance: paid attendance and turnstile attendance, which includes complimentary attendance. Additionally, through in-park surveys, we track our theme park attendance from three distinct points of origin: international, Florida and the outer-U.S., which is the domestic market excluding the state of Florida. Theme park attendance is affected by macroeconomic, competitive and seasonal forces. As our entertainment product is a component of our customers’ discretionary spending, macroeconomic factors, such as consumer sentiment and foreign currency exchange rates, play an important role in our attendance. Consumer sentiment is an important economic indicator, especially in relation to our outer-U.S. market where travel costs are higher when compared to our Florida market. Oil and gas prices affect consumer sentiment for all of our markets due to their impact on discretionary income and travel costs. Foreign currency exchange rates affect the relative prices for our international guests and therefore impact attendance from that market.

Orlando has seven large theme parks in the metro area. As a result, our attendance is also affected by competitive forces. Our largest competitor is Walt Disney World, which contains four of the parks in Orlando. Additionally, Anheuser-Busch InBev owns and operates Sea World. Due to the high level of competition in our market, theme park pass pricing and the introduction of new attractions are factors significantly impacting theme park attendance.

Theme park attendance follows a seasonal pattern which coincides closely with holiday and school schedules. The year begins with the end of the peak Christmas and New Year’s holiday period. When children return to school, attendance levels subside. During the March to April timeframe, spring break and Easter vacation periods drive seasonally high attendance. Since the peak spring break period fluctuates from year to year between the end of the first quarter and the beginning of the second quarter, historical quarterly financial information might not be comparable. May is a traditionally slow attendance period. June marks the beginning of the summer attendance peak when local schools are out for the summer. This peak attendance period continues throughout the month of June, as schools outside of Florida finish their terms. The peak summer period includes the entire month of July and the first few weeks in August, when the local schools begin to go back into session. Attendance levels continue to decline through Labor Day, when schools outside of Florida begin. Excluding special events such as “Rock the Universe” in September and “Halloween Horror Nights” in October, the period from September through November is seasonally slow, with an attendance spike around Thanksgiving week. Attendance falls again after Thanksgiving weekend, and does not pick up until the third week of December, when the peak Christmas and New Year’s holiday period begins. The Atlantic Ocean hurricane season begins in June and ends in November of each year. Historically, hurricanes have had little impact on Orlando theme parks. From 1991 to 2003, our parks had been closed only once due to the inclement weather caused by hurricanes. However, during the 2004 and 2005 seasons, we closed our parks on four days as a result of hurricanes. From 2006 through 2008, there were no storms that caused us to close our parks.

In 2008, approximately 49.4% of our revenues were derived from theme park passes. We analyze our theme park pass revenue based on revenue per paid admission. Sales of food, beverage and merchandise constitute approximately 23.0% of our revenues. We analyze our theme park food, beverage and merchandise revenues based on revenue per turnstile admission. We derive less than 10% of our revenue from our CityWalk complex, which includes retail, dining, cinema and nightclub entertainment. Our primary operating costs include theme park operations, theme park selling, general and administrative costs, theme park cost of products sold, a special fee payable to Vivendi Universal Entertainment, a consultant fee, depreciation and amortization, and interest. We also monitor EBITDA (as defined) and certain of our debt covenant ratios as these items impact our ability to service our debt, make distributions to our partners (see the “Ownership and basis of presentation” section below) and make payments of special fees to our manager, Vivendi Universal Entertainment. EBITDA (as defined) is the primary basis in the UCDP senior secured credit agreement to determine our quarterly compliance with our funded debt ratio and the interest coverage ratio, which is computed based on the prior twelve months. These items are discussed in greater detail within the section entitled “Liquidity, capital resources and financial position.”

Ownership and basis of presentation

Our ultimate owners, each having a 50% interest in us, are Universal CPM and Blackstone. Universal CPM is a wholly owned subsidiary of Vivendi Universal Entertainment, which in turn is an indirect subsidiary of NBC Universal (“NBCU”). Furthermore, General Electric Company (“GE”) owns 80% of NBCU, while Vivendi Universal, S.A., now known as Vivendi, S.A., (“Vivendi”) owns the remaining 20%.

Our consolidated financial statements include the amounts of Universal City Development Partners, Ltd. (“UCDP Ltd.”), and all of its subsidiaries including: Universal Parks & Resorts Vacations (“UPRV”), Universal City Restaurant Partners, Ltd. (“UCRP”), and UCDP Finance, Inc. (collectively “UCDP”). All significant intercompany balances and transactions have been eliminated upon consolidation. UCDP Ltd. is our primary operating company and owes approximately $1,009.0 million in gross principal debt, while UCDP Finance, Inc. facilitated the issuance of our April 2010 bonds. UPRV is our travel company that sells and coordinates vacation packages for some of our guests.

Critical accounting policies and estimates

In the ordinary course of business, we make a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our consolidated financial statements in conformity with United States generally accepted accounting principles. Results could differ significantly from those estimates under different assumptions and conditions. We believe that the application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. For a summary of all of our significant accounting policies, including the accounting policies discussed below, see note 2 in our consolidated financial statements. These accounting policies have been discussed and reviewed with the representatives of Holdings and our audit committee, which consists of representatives from both Vivendi Universal Entertainment and Blackstone.

Revenue recognition

Operating revenue primarily consists of sales related to theme park passes, merchandise and food and beverage. Revenue from theme park passes is recognized at the time passes are redeemed. For passes not redeemed, revenue is recorded after one year from the date of purchase, which coincides with our historical redemption patterns. Proceeds related to the sale of theme park or entertainment complex passes are exempt from unclaimed property reporting within the State of Florida. Revenue from theme park annual passes is recognized in equal installments over the life of the annual pass. Revenue from food and beverage and merchandise is recognized at the time of sale. In addition to unredeemed passes, we also defer revenue on admissions to CityWalk venues until redemption and on corporate sponsorships, which are recognized as revenue over the period of benefit. Revenue from hotel rent is recognized when earned.

Property and equipment

Property and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of those assets. Changes in circumstances such as changes to our business model could result in an impairment of our property and equipment. In addition, it could also result in the actual useful lives differing from our estimates. We review our assumptions whenever a change in these circumstances occurs. We currently depreciate our rides using a 20-year useful life.

We follow Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting For the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires that one accounting impairment model be used for long-lived assets to be disposed of by sales, whether previously held and used or newly acquired. We review our long-lived assets and identifiable intangibles for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. If the review reveals impairment as indicated based on undiscounted cash flows, the carrying amount of the related long-lived assets or identifiable intangibles are adjusted to fair value. Accordingly, we would record a property and equipment impairment adjustment in these situations. If we determine that the useful life of property and equipment should be shortened, such as finalizing the date a ride will be closed as part of developing a new ride, we would depreciate the net book value in excess of the salvage value, over the revised remaining useful life, thereby increasing depreciation expense. Our consolidated financial statements do not include any significant impairment adjustments related to property and equipment. During 2008 and 2007, we accelerated depreciation on certain assets, primarily in our Lost Continent Island, which will be disposed of as part of our Wizarding World of Harry Potter construction. As a result, additional depreciation expense of approximately $4.0 million and $2.8 million was recorded during 2008 and 2007, respectively. Our 2006 results do not include significant amounts of additional depreciation.

Provision for inventory

Inventory, which primarily includes spare parts for the theme park rides, food and beverage and merchandise, is recorded at the lower of cost or market. Cost is determined using the average cost method. We periodically make judgments regarding the realizable value of certain slow-moving and obsolete inventory. For spare parts, these judgments are based on the usage of the parts on specific rides. If we decide to close down a ride as part of developing a new ride, we specifically review spare parts related to the ride being closed for impairment. For merchandise, these judgments are based primarily on the demand of our customers. The enactment of new product safety regulations can also impact our provision for merchandise inventory. When the realizable value is less than the average cost, we record an inventory provision.

At December 31, 2008, we had a $2.0 million inventory provision, which included $1.2 million for slow-moving merchandise, $0.3 million for food supplies and $0.5 million for obsolete spare parts. At December 31, 2007, we had a $1.4 million inventory provision, which included $0.9 million for slow-moving merchandise, $0.3 million for food supplies and $0.2 million for obsolete spare parts.

Litigation

We are currently involved in certain legal proceedings and other claims, including those discussed within Item 3. Legal Proceedings of this document.. If we believe that costs from these matters are probable and the amount of the costs can be reasonably estimated, we will accrue the amount of the costs. Accordingly, we have accrued our estimate of the probable legal and settlement costs for the resolution of these claims. This estimate has been developed in consultation with outside counsel and is based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. As additional information becomes available, we will reassess any potential liability related to these matters and, if necessary, revise our estimates. See note 13 to our consolidated financial statements for more detailed information on litigation related exposure.

Recent accounting pronouncements

In April 2008, the FASB issued FASB Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” and requires enhanced related disclosures. FSP 142-3 must be applied prospectively to all intangible assets acquired as of and subsequent to fiscal years beginning after December 15, 2008. FSP 142-3 is effective for us on January 1, 2009. Although future transactions involving intangible assets may be impacted by this guidance, we do not believe that the adoption of the standard will have a material impact on our financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 expands the disclosure requirements for derivative instruments and hedging activities. This Statement specifically requires entities to provide enhanced disclosures addressing the following: how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years beginning after November 15, 2008. SFAS No. 161 is effective for us on January 1, 2009. We do not believe that the adoption of the standard will have a material impact on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. SFAS 160 became effective for us on January 1, 2009.  This guidance impacts the presentation of noncontrolling interests in certain of our investments in consolidated entities.  Specifically, SFAS 160 impacted our financial statements by reclassifying the noncontrolling interest in UCRP (formerly known as minority interest) from the liability section into the equity section of the Consolidated Balance Sheets. As a result, the net income attributable to the noncontrolling interest in UCRP is no longer excluded from the determination of net income (or loss) on the Consolidated Statements of Operations. The determination of the income attributable to noncontrolling interest in UCRP continues to be calculated based on the underlying ownership percentage. The adoption resulted in the reclassification of $8.5 million of noncontrolling interest in UCRP from minority interest to Partners’ equity on December 31, 2005 as shown on the Consolidated Statements of Comprehensive Income and Changes in Partners’ Equity (See Item 8. Financial Statements and Supplementary Data of this document). Additionally, the adoption resulted in the presentation of net income attributable to the noncontrolling interest in UCRP of $2.1 million, $2.8 million and $2.5 million in the Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006, respectively.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”). This statement modifies certain aspects of how the acquiring entity recognizes and measures the identifiable assets, the liabilities assumed and the goodwill acquired in a business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. SFAS 141 (R) will impact our accounting for business combinations completed on or after January 1, 2009.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure certain financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Unrealized gains and losses on any item for which we elect the fair value measurement option would be reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 did not have a material impact on our financial statements as we did not elect the fair value option.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; rather, it applies other accounting pronouncements that require or permit fair value measurements. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 are effective for the fiscal years beginning after November 15, 2007. The adoption of SFAS 157 did not have a material impact on our financial position, results of operations or cash flows.

Results of operations

Overview

During 2008, our paid admissions decreased 2% compared to 2007. This was driven by softness in our domestic business as our combined outer-U.S. and Florida markets experienced mid single-digit attendance declines versus 2007. As a result of this year-over-year attendance shortfall, total operating revenues decreased 1%, or $8.5 million, in 2008 which was the primary reason for the $10.8 million decrease in EBITDA (as defined). Additionally, net income in 2008 decreased $16.8 million versus 2007 as we recorded a $5.2 million charge related to our interest rate swaps which became ineffective in the fourth quarter of 2008. At December 31, 2008, we had $187.8 million in cash and unused revolving credit, consisting of $87.8 million in cash and $100.0 million available under our revolving credit facilities. Additionally, as of December 31, 2008, we carried $1,008.0 million in total debt.

2008 compared to 2007

The following table summarizes our results of operations during the years ended December 31, (in thousands except per capita amounts and percentages):

	2008	2007	% Change Favorable/ (Unfavorable)
Operational Data:
Paid theme park admissions	10,564	10,758	(1.8)%
Turnstile theme park admissions	11,357	11,514	(1.4)%
Theme park pass revenue per paid admission	$43.16	$41.91	3.0%
Theme park food, beverage and merchandise revenue per turnstile admission	18.66	18.82	(0.9)%
Other theme park related revenue per turnstile admission	9.19	8.93	2.9%

Statement of operations data:
Operating revenues:
Theme park pass revenue	$455,935	$450,844	1.1%
Theme park food and beverage	112,270	115,188	(2.5)%
Theme park merchandise	99,634	101,599	(1.9)%
Other theme park related	104,380	102,825	1.5%
Other	151,133	161,387	(6.4)%
Total operating revenues	923,352	931,843	(0.9)%

Costs and operating expenses:
Theme park operations	184,371	177,556	(3.8)%
Theme park selling, general and administrative	153,205	153,053	(0.1)%
Theme park cost of products sold	113,536	113,610	0.1%
Special fee payable to Vivendi Universal Entertainment and consultant fee	58,305	57,996	(0.5)%
Depreciation and amortization	111,130	110,327	(0.7)%
Other	122,374	128,503	4.8%
Total costs and operating expenses	742,921	741,045	(0.3)%

Operating income	180,431	190,798	(5.4)%

Non-operating expense, net	102,542	96,137	6.7%

Net income	77,889	94,661	(17.7)%

Less: net income attributable to the noncontrolling interest in UCRP	2,149	2,773	(22.5)%

Net income attributable to the Partners	$75,740	$91,888	(17.6)%

As previously described in the Overview section, Paid Theme Park Admissions decreased by 2% primarily due to the mid single-digit percentage reduction in guests from our domestic points of origin as the U.S. economy worsened throughout 2008. However, attendance from our international market showed strength during 2008 with increases in the low-double digits compared to 2007 thus partially offsetting the softness in our domestic business.

Despite the attendance shortfall, theme park related revenues increased $1.8 million during 2008 driven by growth in theme park pass revenue of $5.1 million resulting from a price increase in August and other yield initiatives. As a result, theme park pass revenue per paid admission increased 3%. Per turnstile admission spending on food and beverage and merchandise decreased 1% as guests began to reduce spending on these items as the economy worsened throughout 2008. Per turnstile admission spending on other theme park related items increased 3% stemming largely from strong park special event revenue which increased $2.1 million in 2008. Other theme park related items primarily include sales of Universal Express Plus tickets, parking revenue, park special events, stroller rentals and aged pass sales. Other revenue generating programs decreased $10.3 million or 6% as the economy continued to worsen.

The decrease in other revenue was principally due to reduced revenue of $4.0 million at our CityWalk venues and $3.4 million in lower revenue at our travel company, Universal Parks & Resorts Vacations. Additionally, other revenue was adversely impacted by $1.3 million in lower corporate sponsorship revenue. The results for 2008 were aided by an extra day due to the leap year.

Theme park operations costs increased $6.8 million, or 4%, year-over-year principally due to increased maintenance and operational costs from our newer attractions, The Simpsons RideTM and Disaster! A Major Motion Picture...Starring You!SM. These increased costs were also partially due to increased utility costs as energy costs increased steadily throughout the year. Theme park selling, general and administrative costs were consistent between 2008 and 2007 as increased costs relating to our investment in information technology initiatives were largely offset by decreases in our marketing expenses. Theme park cost of product sold was slightly favorable in absolute dollar terms, while as a percentage of revenue they increased from 52.4% in 2007 to 53.6% in 2008, which was chiefly attributable to increased commodity prices. Other expenses decreased by $6.1 million, primarily due to $4.9 million in lower costs relating to our travel company’s decrease in revenues. Similarly, we incurred $0.7 million in lower costs relating to the lower CityWalk revenues. Non-operating expenses increased by $6.4 million primarily due to $5.2 million in losses related to our interest rate swaps and lower interest income of $4.6 million, both of which were partially offset by decreased debt interest expense of $5.2 million as a result of interest rate reductions in 2008. Our interest rate swaps became ineffective in the fourth quarter of 2008 thus resulting in the aforementioned charge. Results from 2007 benefited from a gain from the sale of property of $2.8 million.

2007 compared to 2006

The following table summarizes our results of operations during the years ended December 31, (in thousands except per capita amounts and percentages):

	2007	2006	% Change Favorable/ (Unfavorable)
Operational Data:
Paid theme park admissions	10,758	10,468	2.8%
Turnstile theme park admissions	11,514	11,209	2.7%
Theme park pass revenue per paid admission	$41.91	$40.18	4.3%
Theme park food, beverage and merchandise revenue per turnstile admission	18.82	17.85	5.4%
Other theme park related revenue per turnstile admission	8.93	7.52	18.8%

Statement of operations data:
Operating revenues:
Theme park pass revenue	$450,844	$420,654	7.2%

Theme park food and beverage	115,188	108,612	6.1%
Theme park merchandise	101,599	91,421	11.1%
Other theme park related	102,825	84,245	22.1%
Other	161,387	150,454	7.3%
Total operating revenues	931,843	855,386	8.9%

Costs and operating expenses:
Theme park operations	177,556	168,431	(5.4)%
Theme park selling, general and administrative	153,053	149,075	(2.7)%
Theme park cost of products sold	113,610	105,023	(8.2)%
Special fee payable to Vivendi Universal Entertainment and consultant fee	57,996	53,408	(8.6)%
Depreciation and amortization	110,327	111,210	0.8%
Other	128,503	123,263	(4.3)%
Total costs and operating expenses	741,045	710,410	(4.3)%

Operating income	190,798	144,976	31.6%

Non-operating expense, net	96,137	100,479	4.3%

Net income	94,661	44,497	NM

Less: net income attributable to the noncontrolling interest in UCRP	2,773	2,537	9.3%

Net income attributable to the Partners	$91,888	$41,960	NM

NM-not meaningful

Paid Theme Park Admissions increased by 3% primarily due to low double digit percentage growth in our Florida market.

Theme park related revenues increased $65.5 million, or 9%, compared to 2006 primarily due to the attendance growth and an increase in guest spending. Theme park pass revenue per paid admission increased 4%, per turnstile admission spending on food and beverage and merchandise increased 5%. Per turnstile admission spending on other theme park related items increased 19%. Additionally, other revenue generating programs increased $10.9 million or 7%. The increase in other revenue was principally due to $2.7 million in incremental rental income from our onsite resort hotels. In addition to our additional hotel rental income, we also experienced $4.3 million in higher revenue related to our CityWalk venues and $4.1 million of increased revenue from our travel company, Universal Parks & Resorts Vacations. These were offset partially by a $1.0 million decrease in revenue from our corporate sponsorships.

Theme park operations costs increased 5% year over year due to the increased cost of entertainment, maintenance and other operational expenses driven by higher attendance. This was partially offset by reduced utility costs from various company initiatives. Theme park selling, general and administrative costs were unfavorable by $4.0 million primarily due to an increase in marketing spend, an increase in bonus accruals and an investment in information technology infrastructure and support, partially offset by a reduction in property tax and insurance costs. Theme park cost of product sold remained consistent to 2006 at approximately 52%. Other expenses increased by $5.2 million, primarily due to $1.8 million in increased costs relating to our travel company’s increase in revenues, $1.2 million in higher credit card fees due to increased sales and a continuing shift towards credit card transactions from cash transactions, and $1.8 million in increased costs relating to the higher CityWalk revenues. These were offset by lower costs related to park special events due to a lower number of events over prior year. Non-operating expenses decreased by $4.3 million primarily due to decreased debt interest of $2.0 million which was attributable to the lower interest rates during the year and an increase in interest income of $3.0 million which was attributable to higher cash balances throughout the year.

Liquidity, capital resources and financial position

In light of the difficult economic climate, our significant leverage and our reliance on discretionary consumer spending, our liquidity is subject to numerous risks. as discussed in “Item 1A. Risk Factors.”

Overview

We believe our ability to generate cash flows from operations is a key financial strength as well as our principal source of liquidity. We have generated positive cash flows from operations for each of the past five years, and we believe that we will continue to generate positive cash flows from operations in 2009 and in future years. In addition to the cash flow generated from our operations, our available cash and our unused revolving credit facilities also provide liquidity. As such, we believe through December 31, 2009 that we have the financial resources necessary to meet business requirements for the next 12 months even in light of the global recession and liquidity crisis. Historically, our principal liquidity requirements have been for capital expenditures, special fee payments, debt retirements, and working capital. Our strategy includes rationalizing our land holdings, which may involve sales from time to time of non-core land assets. As of December 31, 2008, we had two parcels of land held for sale and are actively evaluating our land assets for optimization potential. We cannot assure you as to the timing, size or proceeds with respect to any land sale and we may not be able to sell land assets on commercially reasonable terms or at all.

Our current business structure is heavily leveraged, and as of December 31, 2008, our total debt was $1,008.0 million. This included $509.0 million outstanding under our senior secured credit agreement and $499.0 million outstanding under the April 2010 senior unsecured notes ($500.0 million, net of a remaining unamortized discount of $1.0 million). At December 31, 2007, our total debt was $1,007.1 million. This included $509.0 million outstanding under our senior secured credit agreement and $498.1 million outstanding under the April 2010 senior unsecured notes ($500.0 million, net of a remaining unamortized discount of $1.9 million). The April 2010 notes are due in 2010, while our senior secured credit agreement calls for quarterly principal installments of 0.25% with the remainder due in 2011. During 2006, we made an additional $30.0 million principal payment, effectively prepaying all of the required principal payments until the facility’s maturity date. As such, no principal payments were due or paid during 2008 or 2007. Additionally, on July 25, 2008, we amended the early maturity date feature in the senior secured credit facility to April 1, 2010 unless both the April 2010 notes and the UCHC May 2010 notes are refinanced or repaid prior to that time. Prior to the amendment, the maturity date was accelerated to December 1, 2009 if the April 2010 notes were not refinanced or repaid at that time, or to January 1, 2010 if UCHC’s May 2010 notes were not refinanced or repaid at that time. The maturity date of the term loan remains at June 9, 2011 if the early maturity date feature is not triggered. It is highly unlikely that we, or UCHC in the case of the May 2010 notes, will be able to generate enough cash to pay these balances in full prior to the specified due dates which would then necessitate refinancing our long-term debt. Furthermore, our access to capital markets and our ability to issue various securities to raise capital could be affected by changes in our bond ratings. Although our bond rating remained consistent throughout 2008, we can not be assured that future changes in our ratings will not occur (and in fact our bond rating was downgraded in March 2009). Additionally, our Partners, their subsidiaries or their affiliates may from time to time, depending upon market conditions, seek to purchase debt securities issued by us in open market or privately negotiated transactions or by other means.

Our senior secured credit facility consists of a term loan and a $100.0 million revolving credit facility. In addition to there being no amounts drawn on this revolving credit facility as of December 31, 2008 or

December 31, 2007, we have never utilized any amounts of this revolving credit facility. In addition, we may borrow up to $200.0 million of uncommitted incremental term loans from time to time. The borrowings under our senior secured credit agreement bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) JPMorgan Chase Bank’s prime rate and (2) the federal funds rate plus 1/2 of 1% or (b) London Interbank Offer Rate (“LIBOR”). As a result of the amendment on July 25, 2008, the margin was adjusted from 1.75% to 3.0% with respect to LIBOR borrowings and from .75% to 2% on the alternate base rate. Additionally, the LIBOR borrowings and the alternate base rate borrowings are now subject to a 3% and 4% floor, respectively. These rates also apply to the revolving credit facility. In addition to paying interest on outstanding debt, we pay a commitment fee equal to 0.5% per annum of the unutilized commitments under our revolving credit facility.

Additionally, we have an agreement (the “Consultant Agreement”) with Steven Spielberg (the “Consultant”) under which we pay a fee for consulting services and exclusivity equal to a percentage of our gross revenues from the attractions and certain other facilities owned or operated, in whole or in part, by us. Under the terms of the Consultant Agreement, the Consultant is also entitled to a fee based on a percentage of gross revenues of comparable projects, which are gated motion picture and television themed attractions owned or operated, in whole or in part, by us, or any of our partners or any of their affiliates, other than in Universal City, California. At present, the only theme park that is a comparable project is Universal Studios Japan in Osaka, Japan. It is possible that comparable projects will be created in the future that would fall under the Consultant Agreement. For instance, Vivendi Universal Entertainment has entered into licensing arrangements for Universal theme parks in Singapore and Dubai. The Consultant may also be entitled to participate in certain sales of equity by our partners and to participate in certain real estate development activities of our partners or their affiliates. Although the Consultant Agreement has no expiration date, starting in June 2010, the Consultant has the right, upon 90 days notice, to terminate the periodic payments under the Consultant Agreement and receive instead one cash payment equal to the fair market value of the Consultant’s interest in the revenue streams in the Orlando parks and any comparable projects that have been open at that time for at least one year, which fair market value could be significant. If the Consultant exercises the option and the parties cannot agree on the fair market value of the buyout option, the fair market value will be determined by a binding appraisal procedure. We represented under the agreement that the Consultant’s interest in each of our parks and in any comparable projects will have priority over the interests of all financiers, lenders and others who may have an interest in that park or project. Our obligations under the agreement are guaranteed by Universal Studios, Inc., as successor to MCA Inc., and Universal Studios, Inc.’s obligations under that guarantee have in turn been assumed by Vivendi Universal Entertainment. Vivendi Universal Entertainment has indemnified us against any liability under the Consultant Agreement related to any comparable project that is not owned or controlled by us. Under the terms of UCHC’s May 2010 notes, our April 2010 notes and our senior secured credit agreement, a lien to secure our obligations under the Consultant Agreement would be a permitted lien. This event could impact our liquidity, as discussed in “Item 1A. Risk Factors– Risks related to our Indebtedness.”For further information on the Consultant Agreement please refer to “Item 13. Certain Relationships and Related Transactions, and Director Independence—Consultant agreement.”

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our amended and restated senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. Our ability to continue to fund these items and to continue to reduce debt could be adversely affected by the global recession, general slowdown in consumer spending or occurrence of other unfavorable events.

As a significant portion of our debt is subject to variable rates, we have entered into interest rate swap agreements to help reduce our interest rate risk. Please refer to Item 7A. Quantitative and Qualitative Disclosures About Market Risk for further discussion of these agreements and our strategy to manage our interest rate risk, which includes utilization of interest rate swap agreements. The following table summarizes key aspects in our financial position and liquidity as of December 31, (in thousands):

	2008	2007
Cash and cash equivalents	$87,798	$127,874
Unused portion of revolving credit facility	100,000	100,000
Current portion of long-term borrowings, capital lease and financing obligations	5,822	375
Current portion of special fees	8,861	8,967
Total long-term obligations (1)	1,127,856	1,125,847

(1)

Long-term obligations include long-term borrowings (excluding current portions), long-term capital lease and financing obligations and long-term deferred special fees. For more information regarding capital lease and financing obligations, see note 8 to the consolidated financial statements.

Our management assesses operational performance using EBITDA (as defined) because it is used by some investors as a measure of our ability to service debt. In addition, it is the primary basis in our senior secured credit agreement to determine our quarterly compliance with our funded debt ratio and the interest coverage ratio, which is computed based on the trailing four quarters. We believe our senior secured credit agreement is a material agreement as it represents a critical component of our capital structure and an important source of our liquidity. Our failure to comply with the financial maintenance covenants in our senior secured credit agreement would result in an event of default occurring under the agreement which would give our lenders the right to accelerate all of the indebtedness then outstanding under that agreement. EBITDA (as defined) represents earnings before interest, taxes and depreciation and amortization and certain other adjustments permitted by the definition of EBITDA in the senior secured credit agreement. EBITDA (as defined) is not prepared in accordance with United States generally accepted accounting principles and should not be considered as an alternative for net income, net cash provided by operating activities and other consolidated income or cash flow statement data prepared in accordance with United States generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA (as defined), because it is before debt service, capital expenditures, and working capital needs, does not represent cash that is available for other purposes at our discretion. Our presentation of EBITDA (as defined) may not be comparable to similarly titled measures reported by other companies. The following is a reconciliation of net cash provided by operating activities to EBITDA (as defined) for each of the last three fiscal years ended December 31:

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)
Net cash and cash equivalents provided by operating activities	$191,333	$241,518	$165,921
Adjustments:
Interest expense	102,669	107,906	109,733
Interest income	(2,654)	(7,269)	(4,270)
Amortization of deferred finance costs	(6,939)	(5,164)	(5,374)
Interest on financing obligations	(2,380)	(1,166)	—
Changes in deferred special fee payable and related interest payable to affiliates	(4,359)	(6,735)	(6,168)
Gain on non-monetary asset acquisition	—	—	—
Gain on sale of property and equipment	—	2,776	5,195
Distributions from investments in unconsolidated entities	(3,691)	(3,681)	(164)

Income (loss) from investments in unconsolidated entities	2,673	1,724	(711)
Accretion of bond discount	(834)	(837)	(851)
Income attributable to the noncontrolling interest in UCRP	(2,149)	(2,773)	(2,537)
Net change in working capital accounts (1)	18,416	(23,447)	(2,641)

EBITDA (as defined)	$292,085	$302,852	$258,133

(1) Net change in working capital accounts represents changes in operating assets and liabilities, which includes accounts receivable (net), notes receivable, receivables from related parties, inventories (net), prepaid expenses and other assets, other long-term assets, accounts payable and accrued liabilities, unearned revenue, due to related parties, and other long-term liabilities.

The following is reconciliation of net income attributable to the Partners to EBITDA (as defined) for the years ended December 31:

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)
Net income attributable to the Partners	$75,740	$91,888	$41,960
Adjustments:
Interest expense	102,669	107,906	109,733
Depreciation and amortization	111,130	110,327	111,210
Net change in fair value of interest rate swaps and amortization of accumulated other comprehensive loss	5,200	—	(500)
Interest income	(2,654)	(7,269)	(4,270)
EBITDA (as defined)	$292,085	$302,852	$258,133

(1)	See “Item 7A. Quantitative and Qualitative Disclosures About Market Risk.”

Cash flow summary

The following table summarizes key aspects of our cash flows for each of the last three fiscal years ended December 31 (in thousands):

	2008	2007	2006
Net cash and cash equivalents provided by operating activities	$191,333	$241,518	$165,921
Net cash and cash equivalents used in investing activities	134,874	49,721	44,292
Capital expenditures	137,010	60,912	45,313
Net cash and cash equivalents used in financing activities	96,535	130,540	101,845

The decrease in cash flow from operations from 2007 to 2008, which totaled $50.2 million, or 21%, resulted from three primary factors. First, cash flows from operations during 2008 were negatively impacted by $10.4 million compared to 2007 as a result of the timing of payments for our marketing initiatives. Second, our cash flows from operations during 2008 were reduced by $10.5 million relative to 2007 due to payments related to our annual incentive and long-term growth plans. (see “Item 11. Executive Compensation - Performance-based Incentive Compensation” for further information). Lastly, our net income was $16.8 million lower during 2008 compared to 2007 for the reasons previously discussed.

The increase in cash flow from operations from 2006 to 2007, which totaled $75.6 million, or 46%, resulted primarily from a $50.2 million increase in net income and $23.4 million in changes to our working capital, driven largely by the increase in accounts payable and accrued liabilities relating to marketing, the Orlando FlexTicket TMand incentive plans.

Cash flows used in investing activities for 2008, 2007 and 2006 consisted primarily of capital expenditures partially offset by proceeds from land sales, capital reimbursements and capital claims settlements which totaled $2.1 million, $14.8 million and $1.2 million, respectively. These proceeds are the result of discrete transactions that may or may not occur in the future. Cash flows related to investing activities in 2007 also contained a $3.7 million contribution related to our unconsolidated investment in Uniman, LLC. (see note 4 in “Item 8. Financial Statements and Supplementary Data” for further discussion regarding this investment).

We make annual investments both to provide ongoing capital support for our existing park attractions and infrastructure, and also to fund the development of new park attractions and infrastructure. We believe these investments are critical in maintaining our position of having technologically advanced theme parks and to effectively compete with our competitors. These costs can vary from one year to the next, depending on the timing of the construction cycles. For instance, during 2008 and 2007, we made purchases totaling $149.3 million and $95.4 million, respectively, for capital projects and related intellectual property rights, while in 2006 similar expenditures amounted to only $41.4 million. Our capital expenditures in excess of the amount permitted by the capital covenant in our senior secured credit agreement were funded through partner equity contributions. We estimate our 2009 expenditures to be approximately $110.0 million. A large portion of our estimated 2009 capital expenditures relate to the design and construction of our upcoming Hollywood Rip Ride RockitSM attraction and the Wizarding World of Harry Potter™ themed area, which we anticipate opening mid-yearearly summer 2009 and no later than the summer of 2010, respectively. We estimate our total capital investment in Hollywood Rip Ride RockitSM, the Wizarding World of Harry Potter™ and The Simpsons RideTM attractions will range from $275.0 million to $310.0 million. The Simpsons RideTM attraction opened in the spring of 2008. This includes all capital expenditures to build these attractions. This also takes into account the net present value of all license fee payments made during the initial terms of the applicable licenses, while excluding license payments made during renewal periods and merchandise royalties.

During each of 2008, 2007 and 2006, the primary components of our financing outflows related to distributions made to Holdings and payments on our long term obligations. Additionally, we paid $4.3 million in finance costs attributable to the amendment of our senior secured credit facility in 2008 as discussed previously. Also during 2008, we received approximately $28.7 million of Partner contributions in order to partially fund our capital expenditures and satisfy the capital covenant in our senior secured credit agreement.

Special fee requirements

Under our partnership agreement, a “special fee” is payable to Vivendi Universal Entertainment through Universal CPM. The special fee is calculated at 5% of certain gross operating revenues, as defined in our partnership agreement, generated from each of Universal Studios Florida and Universal’s Islands of Adventure. For 2008, 2007 and 2006, the special fee amounted to $38.7 million, $38.4 million and $35.3 million, respectively. For 2008, 2007 and 2006, the interest incurred on the special fee payable to Vivendi Universal Entertainment and affiliates, including both the current and long term portions, was $4.9 million, $7.5 million and $7.2 million, respectively.

Historically, under the terms of our senior secured credit facility and the April 2010 notes, the special fee related to both Universal Studios Florida and Universal’s Islands of Adventure could only be paid upon achievement of certain but different leverage ratios. Under the terms of our partnership agreement, fees related to revenue derived from operations of Universal’s Islands of Adventure were deferred since its opening in 1999 until equity distributions to Blackstone, from operating profits generated from Universal’s Islands of Adventure, totaled an amount equal to $234.7 million. As a result of distributions made in December 2004 to Blackstone by Holdings, Blackstone acknowledged, as between the partners, that the equity distribution condition to the payment of Universal’s Islands of Adventure special fees had been satisfied. Accordingly, going forward, the special fee payable related to Universal’s Islands of Adventure is able to be paid when leverage ratios are met.

Subsequent to the 2004 Amendment, the most restrictive quarterly covenant for payment of the special fee is a debt to EBITDA ratio (as defined in the April 2010 notes) of 5.0 to 1.0 or less related to the current special fees and 3.75 to 1.0 or less related to the deferred special fees (as defined in the senior secured credit agreement). These ratios were met as of each of our quarter end dates throughout 2008, 2007 and 2006, thus allowing the special fee to be paid. Accordingly, during 2008, 2007 and 2006, we paid total fees of $39.3 million, $38.5 million and $35.9 million, respectively, to Vivendi Universal Entertainment. At December 31, 2008 and 2007, the current portion of our consolidated balance sheet included $8.9 million and $9.0 million, respectively, related to the special fees payable to Vivendi Universal Entertainment. Also, at December 31, 2008 and 2007, we had accrued long-term special fees payable to an affiliate of Vivendi Universal Entertainment of $92.0 million and $87.6 million, respectively. Pursuant to certain subordination agreements, the special fee may not be paid if there is an event of default (or to the knowledge of our officers a default) under our senior secured credit facility, our April 2010 notes or UCHC’s May 2010 notes.

Covenant stipulations

Our senior secured credit agreement and the April 2010 notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to sell assets, incur additional indebtedness, repay other indebtedness (including the April 2010 notes), pay certain distributions, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions, engage in certain transactions with affiliates, amend certain material agreements governing our indebtedness and change the business conducted by us and our subsidiaries. In addition, the amended and restated senior secured credit agreement contains the following financial covenants: a maximum total leverage ratio; a minimum interest coverage ratio; and a limitation on capital expenditures. We believe that we were in compliance with all financial covenants as of December 31, 2008 and 2007.

Contractual obligations

The following table reflects our estimated contractual obligations as of December 31, 2008:

	Payments due by fiscal period
	Total	2009	2010 to 2011	2012 to 2013	2014 and Beyond
	(in millions)
Contractual obligations:
Long-term borrowings (1)	$1,009.0	$—	$1,009.0	$—	$—
Interest payments on long-term borrowings	174.7	106.5	68.2	—	—
Operating lease obligations	13.6	4.7	7.3	1.6	—
Purchase obligations	94.2	33.7	20.6	17.1	22.8
Special fee payable to Vivendi Universal Entertainment and affiliates	100.9	8.9	—	—	92.0
Other long-term liabilities (2)	6.6	—	—	—	6.6
Total contractual obligations	$1,399.0	$153.8	$1,105.1	$18.7	$121.4

(1)

Amounts exclude discounts and therefore represent gross maturities. The maturity date of the senior secured credit facility in the amount of $509.0 million is June 9, 2011, however, it is repayable in full at April 1, 2010, if our April 2010 notes and UCHC’s May 2010 notes are not refinanced or repaid in full prior to such date.

(2)

Amounts exclude any potential obligation resulting from the Consultant’s right to receive one cash payment equal to the fair market value of the Consultant’s interest in the revenue streams in the Orlando parks and any comparable projects that have been open at that time for at least one year, which fair market value could be significant.

Item 8. Financial Statements and Supplementary Data

The following consolidated financial statements and the related notes thereto, of Universal City Development Partners, Ltd. And subsidiaries and the Report of the Independent Registered Public Accounting Firm are filed as a part of this report.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Partners

Universal City Development Partners, Ltd.

We have audited the accompanying consolidated balance sheets of Universal City Development Partners, Ltd. and subsidiaries (UCDP) as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income and changes in partners’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of UCDP’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of UCDP’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of UCDP’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Universal City Development Partners, Ltd. at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, UCDP retrospectively adopted the presentation and disclosure requirements of FASB Statement No. 160 "Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51" (FASB Statement No. 160).

                              /s/ Ernst & Young LLP

                                        Certified Public Accountants

Orlando, Florida

March 13, 2009, except for the retrospective changes for noncontrolling interests described in Note 2, as to which the date is June 26, 2009.

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$87,798	$127,874
Accounts receivable, net	27,521	34,025
Receivables from related parties	7,489	4,924
Inventories, net	42,565	42,240
Prepaid expenses and other assets	8,899	5,731
Assets held for sale	17,637	17,637

Total current assets	191,909	232,431

Property and equipment, at cost:
Land and land improvements	475,021	474,224
Buildings and building improvements	1,381,492	1,380,898
Equipment, fixtures and furniture	1,112,537	1,074,322
Construction in process	157,117	72,568

Total property and equipment, at cost:	3,126,167	3,002,012
Less accumulated depreciation	(1,426,192)	(1,340,091)

Property and equipment, net	1,699,975	1,661,921

Other assets:
Investments in unconsolidated entities	11,939	12,957
Intangible assets, net	52,955	55,107
Deferred finance costs, net	11,948	14,592
Other assets	6,551	9,014

Total other assets	83,393	91,670

Total assets	$1,975,277	$1,986,022

See accompanying notes.

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (continued)

	December 31,	December 31,
	2008	2007
	(In thousands)
LIABILITIES AND PARTNERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$126,148	$130,870
Unearned revenue	45,508	46,681
Due to related parties	11,696	22,583
Interest rate swap liability, at fair market value	9,176	—
Current portion of capital lease and financing obligations	5,822	375

Total current liabilities	198,350	200,509

Long-term liabilities:
Long-term borrowings	1,007,960	1,007,126
Capital lease and financing obligations, net of current portion	27,929	31,113
Deferred special fees payable to affiliates	91,967	87,608
Interest rate swap liability, at fair market value	—	5,106
Other	6,725	10,978

Total long-term liabilities	1,134,581	1,141,931

Equity:
Partners' equity:
Vivendi Universal Entertainment	319,770	320,697
Blackstone	319,770	320,697
Accumulated other comprehensive loss	(3,976)	(5,106)

Total Partners’ equity	635,564	636,288
Noncontrolling interest in UCRP	6,782	7,294

Total equity	642,346	643,582

Total liabilities and equity	$1,975,277	$1,986,022

See accompanying notes.

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Operating revenues:
Theme park passes	$455,935	$450,844	$420,654
Theme park food and beverage	112,270	115,188	108,612
Theme park merchandise	99,634	101,599	91,421
Other theme park related	104,380	102,825	84,245
Other	151,133	161,387	150,454

Total operating revenues	923,352	931,843	855,386

Costs and operating expenses:
Theme park operations	184,371	177,556	168,431
Theme park selling, general and administrative	153,205	153,053	149,075
Theme park cost of products sold	113,536	113,610	105,023
Special fee payable to Vivendi Universal Entertainment and consultant fee	58,305	57,996	53,408
Depreciation and amortization	111,130	110,327	111,210
Other	122,374	128,503	123,263

Total costs and operating expenses	742,921	741,045	710,410

Operating income	180,431	190,798	144,976

Other expense (income):
Interest expense	102,669	107,906	109,733
Interest income	(2,654)	(7,269)	(4,270)
Net change in fair value of interest rate swaps and amortization of accumulated other comprehensive loss	5,200	—	(500)
(Income) loss from joint ventures	(2,673)	(1,724)	711
Gain from sale of property and equipment	—	(2,776)	(5,195)

Total other expense, net	102,542	96,137	100,479

Net income	77,889	94,661	44,497

Less: net income attributable to the noncontrolling interest in UCRP	2,149	2,773	2,537

Net income attributable to the Partners	$75,740	$91,888	$41,960

See accompanying notes.

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME AND CHANGES IN PARTNERS’ EQUITY

	UCDP’s Partners
	Vivendi Universal Entertainment	Blackstone	Accumulated Other Comprehensive Income (Loss)	Noncontrolling interest in UCRP	Total Equity	Comprehensive Income (Loss)
	(In thousands)
Balance at December 31, 2005	$347,184	$347,184	$2,248	$8,491	$696,616	$—

Distributions to noncontrolling interest in UCRP	—	—	—	(2,962)	(2,962)	—
Change in fair value of interest rate swaps designated as hedges	—	—	1,580	—	1,580	1,580
Amortization of accumulated other comprehensive loss from interest rate swaps previously designated as hedges	—	—	222	—	222	222
Distributions to Holdings	(30,947)	(30,947)	—	—	(61,894)	—
Net income	20,980	20,980	—	2,537	44,497	44,497

Balance at December 31, 2006	337,217	337,217	4,050	8,066	686,550	$46,299

Distributions to noncontrolling interest in UCRP	—	—	—	(3,545)	(3,545)	$—
Change in fair value of interest rate swaps designated as hedges	—	—	(9,156)	—	(9,156)	(9,156)
Distributions to Holdings	(62,464)	(62,464)	—	—	(124,928)	—
Net income	45,944	45,944	—	2,773	94,661	94,661

Balance at December 31, 2007	320,697	320,697	(5,106)	7,294	643,582	$85,505

Distributions to noncontrolling interest in UCRP	—	—	—	(2,661)	(2,661)	$—
Change in fair value of interest rate swaps designated as hedges	—	—	(46)	—	(46)	(46)
Amortization of accumulated other comprehensive loss from interest rate swaps previously designated as hedges	—	—	1,176	—	1,176	1,176
Partner contributions for capital projects	14,338	14,338	—	—	28,676	—
Distributions to Holdings	(53,135)	(53,135)	—	—	(106,270)	—
Net income	37,870	37,870	—	2,149	77,889	77,889

Balance at December 31, 2008	319,770	319,770	(3,976)	6,782	642,346	$79,019

See accompanying notes.

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Cash flows from operating activities
Net income	$77,889	$94,661	$44,497

Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Depreciation	108,978	108,861	109,764
Amortization of intangible assets	2,152	1,466	1,446
Amortization of deferred finance costs	6,939	5,164	5,374
Accretion of bond discount	834	837	851
Interest on financing obligations	2,380	1,166	—
Distributions from investments in unconsolidated entities, net	3,691	3,681	164
Gain on sale of property and equipment	—	(2,776)	(5,195)
Net change in fair value of interest rate swaps and amortization of accumulated other comprehensive loss	5,200	—	(500)
(Income) loss from investments in unconsolidated entities	(2,673)	(1,724)	711
Changes in operating assets and liabilities:
Accounts receivable, net	6,504	(3,991)	(5,480)
Notes receivable	—	70	(70)
Receivables from related parties	(2,565)	2,523	(2,576)
Inventories, net	(325)	1,576	(2,313)
Prepaid expenses and other assets	(3,168)	(1,808)	2,300
Other long-term assets	2,463	(1,084)	(1,001)
Accounts payable and accrued liabilities	(16,622)	20,954	4,321
Unearned revenue	(1,173)	(569)	7,768
Due to related parties	723	2,497	(1,034)
Deferred special fees payable to affiliates	4,359	6,735	6,168
Other long-term liabilities	(4,253)	3,279	726

Net cash and cash equivalents provided by operating activities	191,333	241,518	165,921

Cash flows from investing activities
Property and equipment acquisitions	(137,010)	(60,912)	(45,313)
Proceeds relating to capital reimbursements	2,136	6,898	—
Contributions to investments in unconsolidated entities	—	(3,655)	(129)
Proceeds relating to notes receivable from sale of property and equipment	—	4,890	—
Proceeds relating to sale of property and equipment	—	3,058	1,150

Net cash and cash equivalents used in investing activities	$(134,874)	$(49,721)	$(44,292)

See accompanying notes.

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Cash flows from financing activities
Payment of partner distributions	$(117,880)	$(113,318)	$(61,894)
Receipt of partner contributions for capital projects	28,676	—	—
Distributions of noncontrolling interest in UCRP	(2,661)	(3,545)	(2,962)
Payments on long-term borrowings, capital lease and financing obligations, net	(375)	(13,677)	(36,989)
Payments for financing costs	(4,295)	—	0

Net cash and cash equivalents used in financing activities	(96,535)	(130,540)	(101,845)

Net (decrease) increase in cash and cash equivalents	(40,076)	61,257	19,784
Cash and cash equivalents at beginning of year	127,874	66,617	46,833

Cash and cash equivalents at end of year	$87,798	$127,874	$66,617

Supplemental disclosure of cash flow information
Cash paid for interest, including interest rate swaps	$95,981	$100,802	$109,056

Supplemental disclosures of noncash information
Accrual of Partner distribution to Partners' equity	$—	$11,610	$—

Notes payable issued for purchase of property and equipment	—	—	642

Capital lease and financing obligations	258	43,290	—

Increase/(decrease) of property and equipment in accrued liabilities	11,900	20,851	(3,901)

(Decrease)/Increase in interest rate swap asset	—	(4,050)	2,214

(Increase)/decrease in interest rate swap liability	4,070	(5,106)	88

Disposal of fully depreciated assets	22,877	42,002	4,054

Notes receivable issued for sale of property and equipment	—	—	4,890

See accompanying notes.

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

Ownership

Universal City Development Partners, LP (“UCDP LP”) was a limited partnership organized in Delaware. Effective June 5, 2002, UCDP LP became organized in Florida and changed its legal name to Universal City Development Partners, Ltd. (“UCDP LTD” or the “Company”). Through Universal City Florida Holding Co. I (“Holding I”) and Universal City Florida Holding Co. II (“Holding II”, collectively with Holding I, “Holdings”), UCDP LTD’s ultimate owners (the “Partners”), each having a 50% interest in us are Universal City Property Management II, LLC (“Universal CPM”), a subsidiary of Vivendi Universal Entertainment LLLP (“Vivendi Universal Entertainment” or “VUE”), which in turn is a subsidiary of NBC Universal, Inc. (“NBCU”), and Blackstone Capital Partners (“Blackstone”). Furthermore, General Electric Company (“GE”) owns 80% of NBCU, while Vivendi, S.A. (“Vivendi”) owns the remaining 20%. Both Partners share in profits and losses, contributions and distributions of UCDP LTD in accordance with their ownership percentage. Subject to certain exceptions, neither Partner may transfer or sell their respective partnership interests, sell, pledge or encumber significant assets, issue securities or admit any additional partner or change the primary business without the consent of the other Partner.

Operations

UCDP LTD owns and operates two themed attractions, Universal’s Islands of Adventure (“UIOA”) and Universal Studios Florida (“USF”); an entertainment complex, Universal CityWalk Orlando (“CityWalk”); and movie and television production facilities all located in Orlando, Florida.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the amounts of UCDP LTD and all of its subsidiaries, Universal City Travel Partners d/b/a Universal Parks & Resorts Vacations (“UPRV”), UCDP Finance, Inc., and Universal City Restaurant Partners, Ltd. (“UCRP”) (collectively, “UCDP”). All significant intercompany balances and transactions have been eliminated upon consolidation.

UCRP, a joint venture in which UCDP owns 50%, is deemed a variable interest entity in accordance with Financial Accounting Standards Board issued Interpretation 46R (“FIN 46(R)”), Consolidation of Variable Interest Entities. Accordingly, the consolidated financial statements of UCDP include the results of UCRP for all years presented. UCRP operates a restaurant and merchandise outlet in CityWalk. Total assets of UCRP at December 31, 2008 and December 31, 2007, were approximately $15,131,000 and $16,183,000, respectively. Total revenues of UCRP during the years ended December 31, 2008, 2007 and 2006, were approximately $26,244,000, $29,287,000 and $27,421,000, respectively, and were included in other operating revenues in the accompanying consolidated statements of operations.

Use of Estimates, Period End and Seasonality

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management of UCDP to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Additionally, the results for the year ended December 31, 2008 benefited from one extra day due to the leap year.

Reclassifications

Certain items in the prior years’ consolidated financial statements have been reclassified to conform to the 2008 presentation. Specifically, the Company’s management changed the allocation methodology in which shared service revenue and cost elements were allocated between the theme parks and CityWalk. For the years ended December 31, 2007 and 2006, this change resulted in “other” operating revenues of $3,372,000 and $2,387,000, respectively, being reclassified into the various theme park operating revenues categories. Likewise, for the years ended December 31, 2007 and 2006, this change resulted in “other” costs and operating expenses of $7,622,000 and $7,177,000, respectively, being reclassified into the various theme park cost and operating expenses categories. Additionally, the 2007 contributions to investments in unconsolidated entities on the consolidated statement of cash flows have been reclassified to the investing activities section, in accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows”. The December 31, 2007 assets held for sale on the consolidated balance sheet have been reclassified to current assets. Furthermore, assets totaling $2,085,000 which were previously classified as held for sale were reclassified into property and equipment on the consolidated balance sheet as of December 31, 2008 and 2007. These reclassifications had no impact on net income, total assets or partners’ equity.

Cash and Cash Equivalents

Cash and cash equivalents consist of amounts held as bank deposits and marketable securities with original maturities of 90 days or less.

Accounts Receivable and Allowance for Doubtful Accounts

UCDP carries its accounts receivable at their net realizable value thereby making judgments regarding the collectability of outstanding accounts receivable and providing appropriate allowances when collectability becomes in doubt. In addition, UCDP provides a general allowance for outstanding receivables in good standing based on historical bad debt experience. The allowance for doubtful accounts was approximately $356,000 and $574,000, respectively, December 31, 2008 and December 31, 2007.

Inventories

Inventories, principally spare parts, merchandise and food, are stated at the lower of cost or market. Cost for each inventory classification is determined using the average cost method. UCDP records a provision for the value of inventory when the inventory has been deemed to have a realizable value that is less than the average cost.

Investments in Unconsolidated Entities

In conjunction with the construction and operation of CityWalk, UCDP has joint venture relationships in which it shared in construction costs and the profits and losses, as defined in each separate agreement. After an evaluation under FIN 46(R), where the venture is not considered to be a variable interest entity or UCDP is not considered to be the primary beneficiary, the interest in the joint venture is accounted for under the equity method in the accompanying consolidated financial statements. The investment in unconsolidated entities is recorded as UCDP’s share of construction costs, adjusted for profits and losses, distributions and contributions for each joint venture.

Property and Equipment

Property and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of those assets as follows:

Useful Life (In Years)
Land improvements	15
Buildings and building improvements	20-40
Equipment, fixtures and furniture	3-20

Maintenance and repairs are charged directly to expense as incurred.

Impairment of Long-Lived Assets and Intangibles

UCDP follows Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting For the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires that one accounting impairment model be used for long-lived assets to be disposed of by sales, whether previously held and used or newly acquired.

UCDP reviews its long-lived assets and identifiable intangibles for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. If the review reveals impairment as indicated based on undiscounted cash flows, the carrying amount of the related long-lived assets or identifiable intangibles are adjusted to fair value. There have been no material impairment losses recognized on UCDP’s long-lived assets or identifiable intangibles.

Intangible Assets

Intangible assets primarily consist of the rights to use certain characters and trademarks. Intangible assets are recorded at cost and amortized on a straight-line basis over a period ranging from 10 to 20 years, which results in a weighted average life of 11 years. Amortization of intangible assets typically begins upon the opening of the related attraction or themed area. Intangible assets totaled $52,955,000 and $55,107,000, respectively, as of December 31, 2008 and December 31, 2007. This included $14,696,000 and $12,570,000 in accumulated amortization, respectively, as of December 31, 2008 and December 31, 2007. Amortization expense amounted to $2,152,000, $1,446,000 and $1,446,000 during the years ended December 31, 2008, 2007 and 2006, respectively. Amortization of existing intangible assets will be approximately $1,768,000 for the year ending December 31, 2009 and $5,255,000 for each of the following four years.

Capital Reimbursements

UCDP receives capital reimbursements for development costs on existing rides when VUE licenses the technology and schematics for various components of those rides to other Universal theme parks. Under this arrangement, UCDP collected approximately $2,136,000 and $6,898,000, respectively, during the years ended December 31, 2008 and December 31, 2007, related to Universal licensed theme parks under construction in Singapore and Dubai. These costs are accounted for by reducing the cost basis of the various asset components along with the corresponding adjustment to future depreciation over the remaining life of the asset. In instances where the individual asset components are, or become fully depreciated, the remaining allocation is recorded as other income. As such, approximately $217,000 was recorded as other income during the year ended December 31, 2007. UCDP did not receive any significant capital reimbursements during the year ended December 31, 2006.

Financing Obligations

Financing obligations represent the net present value of future payment obligations of certain intellectual property rights acquired under long term contracts. These obligations increase monthly for imputed interest costs and decrease when payments are made. Financing obligations are reported on the consolidated balance sheet under capital lease and financing obligations.

Assets held for sale

At the time management deems a property as held for sale, the cost basis of the land and any improvements made to that parcel are reclassified to assets held for sale on the balance sheet and depreciation of the assets ceases. Additionally, land sold in any year presented is reclassified to assets held for sale in each prior year presented. As of December 31, 2007 and December 31, 2008, two properties were considered held for sale and are expected to close within twelve months.

Deferred Finance Costs

UCDP capitalizes certain costs related to the issuance of debt. The amortization of such costs is recognized as interest expense based on the effective interest method over the term of the respective debt issuance. Deferred finance costs totaled $11,948,000 and $14,592,000, respectively, as of December 31, 2008 and December 31, 2007. This included $55,339,000 and $48,400,000 in accumulated amortization, respectively, as of December 31, 2008 and December 31, 2007. Amortization expense amounted to $6,939,000, $5,164,000 and $5,374,000, respectively, during the years ended December 31, 2008, 2007 and 2006. On July 25, 2008, UCDP amended the early maturity date feature in the senior secured credit facility (see note 5). In conjunction with this amendment, UCDP paid a fee of $4,295,000 which was recorded in deferred finance costs and will be amortized through April 1, 2010.

Revenue Recognition

Revenue from theme park pass sales is recognized at the time passes are redeemed. Revenue from unredeemed passes is recognized after one year from the date of purchase which coincides with historical redemption patterns. Revenue from theme park annual pass sales is recognized over the period of benefit, which is typically one year from the initial redemption date. Revenue from food and beverage and merchandise sales is recognized at the time of sale. Unearned revenue primarily consists of amounts received from the sale of theme park passes, which have not yet been redeemed. In addition to unredeemed passes, unearned revenue includes up-front payments related to CityWalk venues, advance sales from our travel company and corporate sponsorships, which are recognized into revenue over the period of benefit.

Other Theme Park Related Revenues

Other theme park related revenues consist primarily of Universal Express Plus (“UEP”) sales, aged pass sales, theme park corporate special events and the parking facility. UCDP hosts special events for corporate guests whereby a portion of the theme park is rented for corporate functions. UEP is a pass that allows guests to experience reduced wait times at certain rides and attractions. Revenue related to UEP passes and the parking structure is recognized upon redemption or expiration date. Revenue attributable to theme park corporate special events is recognized at the date of the corporate function.

Other Operating Revenues

Other operating revenues, which consist primarily of sales generated by CityWalk, UPRV and hotel rent received from UCDP’s on-site hotels, are recognized as earned.

Advertising, Sales and Marketing Costs

The costs of advertising, sales and marketing are charged to operations in the year incurred. Production costs of advertising are charged to operations at the first showing of the related advertisement. Total costs of advertising, sales and marketing amounted to approximately $75,841,000, $78,992,000 and $77,599,000, respectively, during the years ended December 31, 2008, 2007, and 2006, and are primarily included in theme park selling, general and administrative expenses in the accompanying consolidated statements of operations.

Sales Taxes

Revenues collected from the sale of theme park passes, food and beverage and merchandise are reported net of related sales tax amounts in the statements of operations, as the taxes collected are passed through to the applicable taxing authorities.

Theme Park Cost of Products Sold

Theme park cost of products sold consists of payroll and product costs related to the sale of food and beverage and merchandise at the theme parks.

Other Costs and Operating Expenses

Other costs and operating expenses consist primarily of costs incurred by CityWalk, UPRV, UCRP and corporate special events.

Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments.

The estimated fair values of other financial instruments subject to fair value disclosures, determined based on quotes from major financial institutions, and the related carrying amounts are as follows (in thousands):

	December 31, 2008		December 31, 2007
	Carrying Value	Fair Value	Carrying Value	Fair Value

Long-term borrowings	$ 1,007,960	$ 760,240	$ 1,007,126	$ 1,015,050
Interest rate swap liabilities	9,176	9,176	5,106	5,106
Total	$ 1,017,136	$ 769,416	$ 1,012,232	$ 1,020,156

Concentration of Credit Risk

Financial instruments that potentially subject UCDP to concentrations of credit risk consist primarily of accounts receivable and interest rate swaps. The credit risk associated with accounts receivable is limited by the volume of customers as well as the establishment of credit limits. UCDP is exposed to credit loss in the event of nonperformance by the counterparties to interest rate swap transactions. The counterparties to these contractual arrangements are major financial institutions that meet UCDP’s credit standards with which UCDP also has other financial relationships. UCDP does not anticipate nonperformance by such parties.

Interest Rate Swaps

UCDP utilizes interest rate swap agreements as a risk management tool to manage a portion of its interest rate exposures. The principal objective of the swap agreements is to minimize the risks and costs associated with financial activities. UCDP does not use financial instruments for trading purposes. UCDP specifically designates interest rate swap hedges of outstanding debt instruments and recognizes interest differentials in the period they occur.

UCDP follows SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities an amendment of FASB Statement No. 133” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, to account for its interest rate swaps. This standard established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that the entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those assets at fair value. The fair values are the estimated amounts that UCDP would pay or receive upon termination of the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the counterparties. Changes in the underlying market value of swap arrangements that qualify as cash flow hedging activities under SFAS 133 are recognized as other comprehensive income (loss) in the accompanying consolidated statements of comprehensive income and changes in partners’ equity. Changes in the underlying market value of swap arrangements that do not qualify as hedging activities under SFAS 133 are recognized as a change in the fair value of interest rate swaps in the accompanying consolidated statements of operations. Additionally, the accumulated other comprehensive income (loss) related to interest rate swaps that become ineffective is amortized on a straight-line basis through the change in the fair value of interest rate swaps in the accompanying consolidated statements of operations.

UCDP is exposed to credit loss in the event of nonperformance by the other party to the derivative financial instruments. UCDP limits this exposure by entering into agreements directly with a number of major financial institutions that meet its credit standards and that are expected to satisfy fully their obligations under the contracts.

Income Taxes

No provision for income taxes has been recorded in the consolidated financial statements, as the owners are required to report their share of UCDP’s earnings or losses in their respective income tax returns. The Partners’ tax returns and the amounts of allocable income or loss are subject to examination by federal and state taxing authorities. If such examinations result in changes to income or loss, the tax liability of the Partners could be changed accordingly.

Certain transactions of UCDP may be subject to accounting methods for income tax purposes which differ from the accounting methods used in preparing these consolidated financial statements in accordance with United States generally accepted accounting principles. Accordingly, the net income or loss of UCDP reported for income tax purposes may differ from the balances reported for those same items in the accompanying consolidated financial statements. The assets as reported in the consolidated financial statements at December 31, 2008 are $960,490,000 higher as compared to those reported for tax purposes, while the liabilities are approximately $16,617,000 higher as compared to those reported for tax purposes. The majority of the differences arise primarily due to the use of different estimated useful lives for property and equipment for income tax reporting purposes as compared to those used for financial reporting purposes.

Litigation

UCDP is currently involved in certain legal proceedings and has accrued its estimate of the probable legal and settlement costs for the resolution of these claims. If UCDP believes that costs from these matters are probable and the amount of the costs can be reasonably estimated, it will accrue the estimated costs. If UCDP believes a loss is less than probable but more than remote, it will disclose the nature of the matter and, if possible, disclose the estimate of the possible loss (see note 13).

Segments

UCDP operates and tracks its results in one reportable segment in accordance with the aggregation provision of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

Recently Issued Accounting Pronouncements

In April 2008, the FASB issued FASB Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” and requires enhanced related disclosures. FSP 142-3 must be applied prospectively to all intangible assets acquired as of and subsequent to fiscal years beginning after December 15, 2008. FSP 142-3 is effective for the Company on January 1, 2009. Although future transactions involving intangible assets may be impacted by this guidance, the Company does not believe that the adoption of the standard will have a material impact on its financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 expands the disclosure requirements for derivative instruments and hedging activities. This Statement specifically requires entities to provide enhanced disclosures addressing the following: how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years beginning after November 15, 2008. SFAS No. 161 is effective for the Company on January 1, 2009. The Company is currently evaluating the impact of SFAS 161, but does not believe that the adoption of the standard will have a material impact on its financial position, results of operations or cash flows as it is primarily disclosure related.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”). This statement modifies certain aspects of how the acquiring entity recognizes and measures the identifiable assets, the liabilities assumed and the goodwill acquired in a business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. SFAS 141 (R) will impact the Company’s accounting for business combinations completed on or after January 1, 2009.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure certain financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Unrealized gains and losses on any item for which the Company elects the fair value measurement option would be reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 did not have a material impact on the Company’s financial statements as the Company did not elect the fair value option.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; rather, it applies other accounting pronouncements that require or permit fair value measurements. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 are effective for the fiscal years beginning after November 15, 2007. The adoption of SFAS 157 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. SFAS 160 became effective for the Company on January 1, 2009.   This guidance impacts the presentation of noncontrolling interests in certain of the Company’s investments in consolidated entities.  Specifically, SFAS 160 impacted the Company’s financial statements by reclassifying the noncontrolling interest in UCRP (formerly known as minority interest) from the liability section into the equity section of the Consolidated Balance Sheets. As a result, the net income attributable to the noncontrolling interest in UCRP is no longer excluded from the determination of net income (or loss) on the Consolidated Statements of Operations. The determination of the income attributable to noncontrolling interest in UCRP continues to be calculated based on the underlying ownership percentage. The adoption resulted in the reclassification of $8,491,000 of noncontrolling interest in UCRP from minority interest to Partners’ equity on December 31, 2005 as shown on the Consolidated Statements of Comprehensive Income and Changes in Partners’ Equity. Additionally, the adoption resulted in the presentation of net income attributable to the noncontrolling interest in UCRP of $2,149,000, $2,773,000 and $2,537,000 in the Consolidated Statements of Operations during the years ended December 31, 2008, 2007 and 2006, respectively.

3. Inventories

UCDP’s inventories are comprised of the following components (in thousands):

	December 31,
	2008	2007

Merchandise	$ 12,421	$ 12,648
Food and beverage	3,962	3,944
Operating supplies and maintenance parts	28,156	27,028
Less: reserves	(1,974)	(1,380)

Total	$ 42,565	$ 42,240

During the years ended December 31, 2008, 2007 and 2006, UCDP used approximately $1,933,000, $2,642,000 and $1,065,000, respectively, of the inventory reserves.

4. Investments in Unconsolidated Entities

As of December 31, 2008, UCDP had the following investments in unconsolidated entities:

Name	Year of inception	Ownership interest	Description
NASCAR Café/Orlando Joint Venture (1)	1997	17%	Operates a restaurant in CityWalk.
Universal/Cineplex Orlando Joint Venture (2)	1997	50%	Operates a 20-screen cinema in CityWalk.
Uniman, LLC (3)	2006	50%	Licenses the rights to produce a live Blue Man Group show.

(1)

NASCAR Café/Orlando Joint Venture (“NASCAR”), is 17% owned by UCDP and 83% owned by NC Orlando, LLC. The entity operates the NASCAR Café restaurant located within CityWalk. In February 2007, the renovation of the NASCAR Café was completed and re-opened as the NASCAR Sports Grille. UCDP did not participate financially in the cost of the renovation, thus in accordance with an amended joint venture agreement, UCDP’s ownership percentage decreased from 25% to 17% on the day of re-opening. UCDP’s interest in NASCAR is accounted for under the equity method.

(2)

Universal/Cineplex Orlando Joint Venture (“Cineplex”), is 50% owned by UCDP and 50% owned by Plitt Theatres, Inc. (a wholly owned subsidiary of AMC Entertainment Inc.). The entity operates a 20-screen Cineplex located within CityWalk. UCDP’s interest in the Cineplex is accounted for under the equity method.

(3)

Uniman, LLC (“Uniman”), is 50% owned by UCDP and 50% owned by Zebra Horse, LLC, an affiliate of Blue Man Group Productions, Inc. The entity presents a live theatrical production that combines music, comedy and multimedia artistry to create a unique form of entertainment at a theater within CityWalk. The show opened to the public in June 2007. UCDP’s interest in Uniman is accounted for under the equity method.

5. Long-Term Borrowings

Indebtedness consisted of the following (dollars in thousands):

			December 31,
	Interest Rate	Maturity Date	2008	2007

Senior secured credit facility	LIBOR + 300 bps (1)	(2)	$ 509,000	$ 509,000
UCDP fixed rate senior notes (“April 2010 notes”)	11.75%	April 1, 2010	500,000	500,000
Gross principal payable			1,009,000	1,009,000
Unamortized discounts			(1,040)	(1,874)
Total debt			$ 1,007,960	$ 1,007,126

(1)	The LIBOR interest rate on the senior secured credit facility is subject to a 300 bps floor.
(2)

The maturity date of the senior secured credit facility is June 9, 2011, however, it is repayable in full at April 1, 2010, if the April 2010 notes and Holdings’ May 2010 notes are not refinanced or repaid in full prior to such date.

The senior secured credit facility consists of both term loan and revolving credit components with a consortium of lenders led by JPMorgan. The revolving credit component had a maximum available credit line of approximately $100,000,000 at December 31, 2008 and December 31, 2007. On those dates, no funds were outstanding on the revolving credit facility. Additionally, a commitment fee of 0.5% per annum is payable on the unused amounts of the revolving credit facility. In addition, UCDP may borrow up to $200,000,000 of incremental debt from time to time, with modified covenants.

On July 25, 2008, UCDP amended the early maturity date feature in the senior secured credit facility to April 1, 2010 unless both the April 2010 notes and the UCHC May 2010 notes are refinanced or repaid prior to that time. Additionally, the interest rate on the senior secured credit facility increased from 3-month LIBOR plus 175 basis points to 3-month LIBOR plus 300 basis points subject to a 3% floor on the LIBOR rate. This rate also applies to the revolving credit facility. Prior to the amendment, the maturity date was accelerated to December 1, 2009 if the April 2010 notes were not refinanced or repaid at that time, or to January 1, 2010 if UCHC’s May 2010 notes were not refinanced or repaid at that time. The maturity date of the term loan remains at June 9, 2011 if the early maturity date feature is not triggered. In conjunction with this amendment, UCDP paid a fee of $4,295,000 which is being amortized through April 1, 2010.

The senior secured credit facility is secured by a mortgage on substantially all of UCDP’s real and personal property. Currently, the senior secured credit facility is repayable in quarterly installments of 0.25%, which commenced on March 31, 2005 and end on December 31, 2010. This equates to annual principal payments of 1.0% with the balance due in 2011. Accordingly, UCHC paid regular principal payments of $5,500,000 during the year ended December 31, 2006 in connection with the senior secured credit facility’s principal amortization schedule. Additionally, during 2006, UCDP made a voluntary prepayment in the amount of $30,000,000; effectively prepaying all principal amounts that would have been due up until the facility’s maturity date. As such, no principal payments were due or paid during 2008 or 2007. The senior secured credit facility also requires a prepayment of 50% of UCDP’s annual excess cash flow if certain financial ratios were not met beginning in 2005. These ratios were met during 2008 and 2007. As such, no such excess cash flow payment was required as of December 31, 2008 and December 31, 2007. Furthermore, all prepayments are applied in forward order of maturity. The senior secured credit facility contains certain customary limitations. The most restrictive limitations relate to the incurrence of liens, additional indebtedness and maintenance of funded debt and interest coverage ratios.

The UCDP senior secured credit facility is effectively senior to the April 2010 notes. The Company believes it was in compliance of all debt covenants as of December 31, 2008 and December 31, 2007.

Scheduled maturities of amounts drawn at December 31, 2008 are as follows (in thousands):

Fiscal Year	Amount
2009	$—
2010	500,000
2011	509,000
$1,009,000

  UCDP capitalizes interest on significant capital projects, which require an extended period of time to complete. UCDP capitalized interest of approximately $6,020,000, $1,848,000 and $817,000, respectively, during the years ended

  December 31, 2008, 2007, and 2006.

6. Interest Rate Swaps and Fair Value Measurements

The following table summarizes the notional values and fair values of the Company’s derivative financial instruments as of December 31, 2008 (dollars in thousands):

Notional value	Expiration date	Fair value	Interest rate	Accounting treatment	Terms
$200,000	November 20, 2009	$(6,157)	4.77%	Statement of operations	Fixed
125,000	October 15, 2009	(3,019)	4.41%	Statement of operations	Fixed
$325,000		$(9,176)

The following table summarizes the changes in fair value of the Company’s interest rate swaps (in thousands):

				December 31,
	2008		2007		2006
	Recorded in statement of operations	Recorded in other comprehensive income (loss)	Recorded in statement of operations	Recorded in other comprehensive income (loss)	Recorded in statement of operations	Recorded in other comprehensive income (loss)
Swap #1 (1)(2)	$ -	$ -	$ -	$ -	$ 30	$ -
Swap #2 (1)(2)	-	-	-	-	30	-
Swap #3 (1)(2)	-	-	-	-	30	-
Swap #4 (1)(2)	-	-	-	-	30	-
Swap #5 (2)	-	-	-	-	(36)	-
Swap #6 (3)	-	-	-	-	638	-
Swap #7 (4)	(1,558)	(79)	-	(4,195)	-	355
Swap #8 (4)	(2,466)	33	-	(4,961)	-	1,225
Ineffective amortization (1) (4)	(1,176)	1,176	-	-	(222)	222
Total	$ (5,200)	$ 1,130	$ -	$ (9,156)	$ 500	$ 1,802

(1)	Swaps #1 through #4 became ineffective as the result of the refinancing in December 2004.
(2)	These swaps expired during 2006.
(3)	This swap expired during 2007.
(4)	Swaps #7 and #8 became ineffective in the fourth quarter of 2008.

As described in note 2, the Company adopted SFAS 157 on January 1, 2008. SFAS 157, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2. Inputs, other than quoted prices included within Level 1, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company’s derivative financial instruments as of December 31, 2008 are valued using inputs that fall within Level 2 of the three-tier hierarchy established by SFAS 157. Furthermore, as of December 31, 2008, the Company did not have assets or liabilities valued using inputs that fall within Level 1 or Level 3 of the three-tier hierarchy established by SFAS 157.

Fair values of the interest rate swap agreements are provided by the counterparty. The significant inputs, primarily the LIBOR yield curves, used by the counterparty to determine fair values are considered Level 2 observable market inputs. Additionally, the Company monitors the credit and nonperformance risk associated with its derivative counterparties and believes them to be insignificant and not warranting a credit adjustment at December 31, 2008.

7. Operating Lease Obligations

UCDP has entered into various leases for equipment, office and warehouse space. The leases are noncancelable operating leases which expire at various dates through 2013.

The following is a five-year schedule of minimum future rental payments under the non-cancelable operating leases at December 31, 2008 (in thousands):

Fiscal Year	Amount
2009	$4,677
2010	3,908
2011	3,402
2012	1,201
2013	364
Thereafter	—
$13,552

During the years ended December 31, 2008, 2007, and 2006, respectively, UCDP incurred rent expense under the operating leases of approximately $4,634,000, $3,406,000 and $3,318,000, which is included in the related costs and operating expenses in the accompanying consolidated statements of operations.

8. Capital Leases and Financing Obligations

On May 25, 2007, UCDP entered into an agreement with Warner Bros. Consumer Products Inc. (“WB”), pursuant to which UCDP licensed certain rights to the characters and other intellectual property contained in the Harry Potter™ books and motion pictures (the “WB Agreement”). This license will be used for appropriately themed attractions, merchandise stores and food venues which will be incorporated in a new “island” that will include a re-themed portion of one of the “islands”, and additional undeveloped real estate at UIOA. These attractions are expected to open no later than the summer of 2010. Under the terms of the agreement, UCDP has the right to use the licensed property until approximately nine years after the scheduled grand opening date of the attractions. UCDP also has the ability to extend the term for two successive five-year renewal periods. UCDP’s use of the licensed property for the attractions, theming, promotions, merchandise and other purposes is subject to approval of WB. The agreement provides UCDP with the exclusive right to use the licensed property in theme parks, amusement parks, water parks and stand-alone themed venues similar to those found in a theme park within a radius of 250 miles around UIOA. UCDP will pay WB various license fees, merchandise royalty payments, and other payments throughout the term of the agreement.

UCDP has other intellectual property agreements. UCDP also leases certain equipment under capital leases. Intangible assets and equipment, fixtures and furniture included approximately $42,788,000 and $43,059,000, related to financing obligations and capital leases as of December 31, 2008 and December 31, 2007, respectively. This included $761,000 and $232,000 in accumulated depreciation and amortization, respectively, as of December 31, 2008 and December 31, 2007. Depreciation and amortization expense related to assets under financing obligations and capital leases amounted to $529,000, $714,000 and $587,000, respectively, during the years ended December 31, 2008, 2007, and 2006. At December 31, 2008, future minimum payments due under financing obligations and capital leases totaled approximately $33,751,000 (net of $13,286,000 in interest). The net present value of future minimum payments include $5,612,000, $4,098,000, $3,809,000, $3,541,000, $3,416,000 and $13,275,000 due in the years ending December 31, 2009, 2010, 2011, 2012, 2013, and years subsequent to 2013, respectively.

9. Compensation Plans

Deferred Compensation Plan

UCDP has a deferred compensation plan (the “Plan”) that permits eligible executives and members of management to defer a specified portion of their compensation. Under the plan, employees may defer up to 80% of base salary and/or up to 100% of bonus compensation. The deferred compensation, together with limited partnership matching contributions, which vest immediately, accrue earnings based on elected investment alternatives. Employees are eligible to receive distributions at death or at termination of their employment or after specified waiting periods, as they elect at the time of deferral. Funds are also available at their election at retirement, at termination of their employment, at death or during specified in-service periods, or in the event of an approved unforeseeable financial emergency. At December 31, 2008 and December 31, 2007, respectively, UCDP had accrued approximately $6,579,000 and $8,915,000 for its obligations to participating employees under the Plan, which are included in other long-term liabilities in the accompanying consolidated balance sheets. To fund the Plan, UCDP purchased partnership-owned life insurance contracts. The cash surrender value of these policies was approximately $6,504,000 and $8,998,000, respectively, at December 31, 2008 and December 31, 2007, and is included in other assets in the accompanying consolidated balance sheets.

Long-Term Growth Plan

UCDP had a Long-Term Growth Plan (the “2007 Growth Plan”) to provide key employees the opportunity to benefit from UCDP’s growth in value. Participating employees were granted Value Appreciation Rights (“VARs”) which became exercisable on January 1, 2008. The value of these VARs was generally based on the growth in market value of the equity interests of the Partners in UCDP. UCHC accrued the estimated payout value of the 2007 Growth Plan straight line over its term. Under the plan, all awards are paid in cash. As of December 31, 2007, UCDP had approximately $8,571,000 accrued under this plan. The amount accrued for at December 31, 2007 was paid in February 2008.

On May 22, 2008, the Park Advisory Board of UCDP approved a new the Long-Term Growth Plan (the “2010 Growth Plan”) effective as of January 1, 2008. The 2010 Growth Plan provides key employees the opportunity to benefit from UCDP’s growth in value. Employees who are eligible to participate in the plan are limited to UCDP’s Executive Committee members, UCDP’s business unit heads, and a select group of Universal Parks & Resorts and other UCDP executives. Under the plan, which is administered by the Park Advisory Board, each participant is granted one or more VARs. The value of a VAR is generally based on the growth in market value of the equity interests of the Partners in UCDP. A pool is established for valuing the VARs and such pool is equal to 2% of the growth in UCDP’s equity value. The value of a VAR is calculated by dividing the total pool value by the total number of outstanding VARs. Each VAR will be triggered and automatically exercisable and payable upon the earlier of six months after a change in UCDP’s ownership structure which results in NBC Universal, Inc. owning less than 50%, or January 1, 2011. If a change of ownership occurs, the payout value is calculated based on the sales price of this ownership change. If January 1, 2011 is reached, the payout value is calculated based on an earnings multiple from financial results generated during 2010, subject to specific caps so that the payout value for each participant is no more than 150% of their total compensation as of January 1, 2011. Under the plan, all awards are paid in cash. If a participant ceases to be employed by reason of retirement, disability, death or termination (other than for cause), any VARs earned continue under the plan and are pro-rated. Where there is a termination (other than for cause), the participant is not allowed to receive payout under the plan if that party had not been an active participant in the plan for at least nine months. If a person ceases to be employed for reasons other than retirement, disability, death or termination (other than for cause), any rights under the plan and all VARs granted are canceled.  UCDP accrues the estimated payout value of the 2010 Growth Plan straight line over its term. As of December 31, 2008, UCDP had approximately $4,492,000 accrued under this plan.

10. Accounts Payable and Accrued Liabilities

The following presents major components of accounts payable and accrued liabilities (in thousands):

	December 31, 2008	December 31, 2007

Accounts payable	$ 10,920	$ 11,602
Capital expenditures	36,717	24,817
Marketing and advertising	4,832	10,322
Interest	19,897	19,844
Compensation and benefits	27,301	32,826
Operating accruals	15,043	17,716
Consulting fees	4,443	4,464
Property and sales tax	1,972	2,301
Other	5,023	6,978

Total	$ 126,148	$ 130,870

11. Related Party Transactions

Vivendi Universal Entertainment’s Special Fee

Under the terms of UCDP’s partnership agreement, a special fee is payable to Vivendi Universal Entertainment through Universal CPM equal to 5% of certain revenue, as defined, generated by Universal Studios Florida and Universal’s Islands of Adventure. The special fee amounted to approximately $38,675,000, $38,419,000 and $35,300,000, respectively, during the years ended December 31, 2008, 2007, and 2006. Interest expense incurred on the special fee, including the long term portion was approximately $4,882,000, $7,541,000 and $7,164,000, respectively, during the years ended December 31, 2008, 2007, and 2006.

Concurrent with the amendment to the senior secured credit facility and the issuance of Holdings’ May 2010 notes , Vivendi Universal Entertainment and Blackstone entered into an agreement pursuant to which Blackstone acknowledged, as between the partners, that the equity distribution condition to the payment of Universal’s Islands of Adventure special fees was satisfied. Accordingly, going forward, the special fee related to Universal’s Islands of Adventure can also be paid if certain leverage ratios are met. These ratios were met as of UCDP’s fiscal quarter end dates in 2008, 2007 and 2006. In addition, Holdings purchased from Vivendi Universal Entertainment the right to receive from UCDP the most recently accrued $70,000,000 of deferred special fees relating to Universal’s Islands of Adventure for $70,000,000. Also, $50,000,000 of the next most recently accrued deferred special fees related to Universal’s Islands of Adventure and Universal Studios Florida was forgiven and treated as an equity contribution by both Vivendi Universal Entertainment and Blackstone. Pursuant to certain subordination aspects of UCDP’s senior secured credit facility and the April 2010 notes, the special fee may not be paid if there is an event of default (or to the knowledge of UCDP’s officers a default).

During the years ended December 31, 2008, 2007 and 2006, UCDP paid total fees of approximately $39,304,000, $38,471,000 and $35,893,000, respectively, to Vivendi Universal Entertainment. The amount due to Vivendi Universal Entertainment as of December 31, 2008 and December 31, 2007 approximated $8,861,000 and $8,967,000, respectively. The balances payable as of December 31, 2008 and 2007 were classified as current. In addition, at December 31, 2008 and December 31, 2007, we had accrued $91,967,000 and $87,608,000, respectively, related to the long-term portion of fees payable to an affiliate of Vivendi Universal Entertainment.

Distributions

UCDP paid distributions to Holdings of $117,880,000, $113,318,000, and $61,894,000, respectively, during the years ended December 31, 2008, 2007, and 2006. Included in the amounts paid to Holdings during 2008, was $11,610,000 which was accrued as of December 31, 2007 as it related to the Partners’ expected payments of income taxes based on the Company’s financial results. This distribution is required per UCDP’s partnership agreement.

Other Partner Matters

Pursuant to a right of first refusal provision in an amended and restated partners’ agreement between Blackstone and Vivendi Universal Entertainment (the “partners’ agreement”), at any time after December 31, 2007, if either Blackstone or Vivendi Universal Entertainment desires to sell its ownership interest in Holding I and Holding II, it shall make a binding offer, specifying the proposed sale price, to sell to the other its entire interest in each of Holding I and Holding II. The non-offering partner will then have 90 days after receipt of an offer to accept the offer to sell. If the other party declines the opportunity to purchase, the offering party has the right to market both parties’ interest in Holdings to third parties, and both parties are required to sell their interests if a third party offers a price that is at least 90% of the price for both parties’ interests that is imputed from the offer made by the first party to the second party (i.e., as long as Vivendi Universal Entertainment and Blackstone each own 50% of Holdings, then both parties are required to sell to a third party that offers at least 180% of the price quoted by either party to the other party). If the interests in Holdings are not sold to a third party in connection with the marketing process, then the offering party shall be prohibited from making another offer to the other party for a period of one year from expiration date of the 90-day offer period, and during such period, the other party may agree to sell its ownership interest without restriction. If Blackstone exercises its rights under this provision by accepting a binding offer, it may result in 100% control and ownership of Holdings being acquired by Blackstone, which could pose a number of risks to our business. UCDP licenses the right to use the “Universal” name and a substantial number of intellectual properties as street entertainment characters and as themed elements in rides and attractions from the Universal License Parties. See “Business—Intellectual property.” Our right to use the “Universal” name in connection with Universal Orlando continues indefinitely at no cost to us until the latest of (i) 30 months after a change of control (as described in UCDP’s partnership agreement), (ii) 30 months after any termination of the WB Agreement prior to its scheduled expiration, or (iii) the expiration of the WB Agreement in accordance with its terms. Under the Universal License Agreement, a change of control is described as when (a) Universal CPM is no longer a wholly owned subsidiary of Universal Studios, Inc. (“USI”), Vivendi Universal Entertainment, or any of their respective affiliates, or (b) the Universal License Parties do not own any interest in us. A change of control under UCDP’s license agreements, such as Blackstone or a third party unaffiliated with the Universal License Parties acquiring all of the partnership interests in us, would not necessarily constitute a change of control under the indentures governing the April 2010 notes and the May 2010 notes. If we are unable to use the “Universal” name, and if we are unable to partner with another similar, recognizable brand, the name recognition of our theme parks could be impaired.

Entry into a Contribution Agreement

Effective February 29, 2008, the partners entered into a contribution agreement (“the 2008 Contribution Agreement”) with UCDP, allowing UCDP to request, through Holdings, cash contributions not to exceed a total of $50,000,000 to fund ongoing capital expenditure needs. The capital expenditures funded from such capital contributions will not count against the limitations on capital expenditures under UCDP’s existing bank credit agreement with JPMorgan Chase. In connection with the 2008 Contribution Agreement, Blackstone amended its loan with JPMorgan Chase Bank and another lender to allow for the capital contribution. During the year ended December 31, 2008, the Partners made cash contributions of $28,676,000 to UCDP through Holdings.

Reimbursement of UCDP’s Manager’s Costs

Vivendi Universal Entertainment provides UCDP with services relating to the management and operation of the theme parks, the costs of which are reimbursed to Vivendi Universal Entertainment under the terms of UCDP’s partnership agreement. These services include: blanket insurance coverage; creative design of new rides and attractions; procurement of merchandise; management of corporate sponsorship; shared services of a number of senior executives; and other miscellaneous services. These costs are allocated to UCDP by Vivendi Universal Entertainment. Insurance premiums are allocated based upon relative payroll, revenues and claims experience. Creative design labor is allocated based upon time spent on UCDP projects. Procurement of merchandise allocation involves the allocation of costs between international and domestic businesses and then among the domestic properties based upon proportionate share of retail revenues. Corporate sponsorship expenses are allocated in proportion to the share of corporate sponsorship revenues. Corporate sponsorship revenues are allocated to the business units that benefit from the sponsorship. Labor cost for shared senior executives is allocated based upon estimated time incurred. UCDP receives an allocation of other shared services provided based upon the relative number of transactions processed. Universal Parks & Resorts, a division of Vivendi Universal Entertainment that administers the allocations, has indicated to UCDP that their allocation methods are reasonable. During the years ended December 31, 2008, 2007, and 2006, respectively, UCDP incurred approximately $21,064,000, $21,680,000 and $19,724,000 related to these services.

Advisory Services Agreements

UCDP has an Advisory Services Agreement (“Services Agreement”) in which the Partners provide UCDP with advisory and consulting services in connection with the ongoing strategic and operational oversight of UCDP’s affairs in such areas as financing structures, public and private offerings of debt and equity securities and property dispositions and acquisitions. In connection with the Services Agreement, UCDP pays each Partner $1,250,000 annually. During the years ended December 31, 2008, 2007, and 2006, UCDP incurred $2,500,000 per year related to the Services Agreement. These amounts were included in other costs and operating expenses in the accompanying consolidated statements of operations.

Directors Fees

In 2007, the Agreement of Limited Partnership of Universal City Development Partners, Ltd., was amended to add a provision which permits VUE and Blackstone to be reimbursed up to $125,000 each for payments made to their respective, appointed representatives to the Park Advisory Board, who function effectively as Directors of the Partnership. For the years ending December 31, 2008 and 2007, UCDP paid $250,000 per year under this amended provision.

Transactions with UCF Hotel Venture

UCDP has a lease agreement with UCF Hotel Venture (“UCF HV”), an entity partially owned by Vivendi Universal Entertainment. The lease is for the land under three hotel sites and a common support facility, which requires lease payments based on a percentage of hotel revenue. UCF HV is also required to pay UCDP an additional ground rent based on UCF HV’s cash available after distributions to its partners, subject to an annual cap. The cash flow threshold was met during each of the years presented, therefore UCDP received additional rental revenue. During the years ended December 31, 2008, 2007 and 2006, respectively, UCDP recorded approximately $13,202,000, $13,598,000 and $10,802,000, related to hotel land lease revenue. These amounts are included in other operating revenues in the accompanying consolidated statements of operations.

Hotel guests may charge theme park passes, food and beverage and merchandise sold at IOA, USF and certain CityWalk venues to their hotel room account by presenting their room key. UCDP then collects this revenue by billing UCF HV. In addition, UCDP provides and is partially reimbursed for bus and boat transportation for hotel guests, maintenance of the related waterways and pedestrian walkways. Additionally, UCDP is reimbursed for costs incurred to market the hotels. During the years ended December 31, 2008, 2007 and 2006, respectively, total amounts received from UCF HV for these programs were approximately $18,275,000, $17,788,000 and $16,827,000.

Transactions with Related Theme Parks

Vivendi Universal Entertainment owns the Wet n Wild® water park in Orlando (“WNW”). UCDP participates in and manages a ticketing program, which permits customers to visit several local amusement parks on one ticket, including IOA, USF and WNW. Revenue is then shared among the participating amusement parks. During the years ended December 31, 2008, 2007, and 2006, respectively, UCDP’s share of revenue from this ticketing program was approximately $41,297,000, $38,574,000 and $39,323,000. During the years ended December 31, 2008, 2007, and 2006, respectively, WNW’s share of this ticketing program was approximately $10,395,000, $7,291,000 and $7,400,000.

Vivendi Universal Entertainment has entered into licensing arrangements for Universal theme parks in Singapore and Dubai, which will use our technology and schematics for various components on some of their rides. For the years ended December 31, 2008 and 2007, the Company received approximately $2,136,000 and $6,898,000, respectively, from these parks as capital reimbursements. No similar amounts were received during the year ended December 31, 2006.

Transactions with NBCU and GE

As a result of the NBC Universal Transaction, UCDP is realizing synergies with other NBCU businesses which include cross-promotion with a variety of NBCU television and cable services, in particular advertising time on the NBC television network and other promotions. In response, NBC television and cable services receive visual identification in UCDP’s parks.

UCDP leases certain trailers and computer equipment through a subsidiary of GE. During the years ended December 31, 2008, 2007 and 2006, the cost of these leases was approximately $1,380,000, $191,000 and $176,000, respectively. These leases have multiple terms but in no case do they extend beyond 2011. The minimum future lease payments under the leases totaled approximately $3,557,000 as of December 31, 2008.

Starting in 2008, UCDP began to participate in the V Payment program with GE, which allows UCDP to directly pay certain vendors through a credit card issued by GE. UCDP then reimburses GE monthly for all such charges. The total amount of these payments during the year ended December 31, 2008 was approximately $21,500,000 million. UCDP has also entered into a sponsorship agreement with GE Money Bank.

Receivables from Related Parties

Receivables from related parties are comprised of the following amounts (in thousands):

	December 31, 2008	December 31, 2007

UCF HV	6,743	2,667
Cineplex	13	533
Uniman LLC	11	456
Other	722	1,268
Total	$ 7,489	$ 4,924

12. Retirement Plan

UCDP has a defined contribution plan (the “Contribution Plan”) covering all eligible employees. Participation in the Contribution Plan is voluntary. Salaried employees of UCDP are eligible to participate upon their date of hire. Nonexempt employees are eligible to participate in the Contribution Plan upon the accumulation of 1,000 hours of service and may enroll any time after the first Contribution Plan Entry Date (January 1, April 1, July 1 or October 1) that coincides with or immediately follows the date upon which the employees become eligible. UCDP provides a discretionary matching contribution equal to 100% up to the first 3% of compensation and 50% of all participant contributions up to the next 2%. Employee and employer contributions are 100% vested immediately. Total contributions made by UCDP under the Contribution Plan were approximately $4,686,000, $4,189,000 and $3,853,000, respectively, during the years ended December 31, 2008, 2007, and 2006.

13. Commitments and Contingencies

Consultant Agreement

UCDP has an agreement (the “Consultant Agreement”) with a Consultant (as defined in Management’s Discussion and Analysis of Financial Condition and Results of Operations) under which UCDP pays a fee for consulting services and exclusivity equal to a percentage of UCDP’s gross revenues from the attractions and certain other facilities owned or operated, in whole or in part, by UCDP. The accompanying consolidated statements of operations include consulting fee expense under the Consultant Agreement of approximately $19,630,000, $19,577,000 and $18,108,000, respectively, during the years ended December 31, 2008, 2007, and 2006.

Under the terms of the Consultant Agreement, the Consultant is also entitled to a fee based on a percentage of gross revenues of comparable projects, which are gated motion picture and/or television themed attractions owned or operated, in whole or in part, by UCDP, or any of UCDP’s partners or any of their affiliates, other than in Universal City, California. At present, the only theme park which is a comparable project under the Consultant Agreement is Universal Studios Japan. The Consultant may also be entitled to participate in certain sales of equity by the Company’s partners and to participate in certain real estate development activities of the Company’s partners or their affiliates. USI has guaranteed UCDP’s obligations under the Consultant Agreement for the benefit of the Consultant and Vivendi Universal Entertainment has assumed USI’s obligations under that guarantee. Accordingly, fees with respect to Universal Studios Japan are paid by an affiliate of Vivendi Universal Entertainment and are not paid by UCDP. The unpaid fees related to Universal Studios Japan were approximately $4,929,000 and $4,202,000, respectively, as of December 31, 2008 and December 31, 2007. These amounts were subsequently paid. Vivendi Universal Entertainment has indemnified UCDP against any liability under the Consultant Agreement related to any comparable project that is not owned or controlled by UCDP.

Although the agreement has no expiration date, starting in June 2010, the Consultant has the right, upon 90 days notice, to terminate the periodic payments under the Consultant Agreement and receive instead one cash payment equal to the fair market value of the Consultant’s interest in the revenue streams in the Orlando parks and any comparable projects that have been open at that time for at least one year, which fair market value could be significant. If the Consultant exercises the option and the parties cannot agree on the fair market value of the buyout option, the fair market value will be determined by binding appraisal. Due to uncertainties in the amount and timing of such a cash payment and the Company’s ability to make such a cash payment, the Company’s ability to refinance its senior secured credit agreement and the April 2010 notes, and the Company’s ability to incur future indebtedness could be adversely impacted by this right of the Consultant.

Litigation

2008 Assessments

On December 5, 2008, UCDP filed complaints in state circuit court challenging the 2008 assessments by the Orange County Property Appraiser (the “Property Appraiser”) of certain real and tangible personal property owned by UCDP. On February 2, 2009, the Property Appraiser answered the complaints and also moved to dismiss the discriminatory assessment counts asserted by UCDP. UCDP paid the full assessments with respect to the 2008 real and personal property on November 26, 2008. Accordingly, an adverse resolution of these assessments would not create any exposure beyond the amount already paid by UCDP.

2007 Assessments

On September 18, 2007, UCDP filed petitions to the Orange County Value Adjustment Board (“VAB”) seeking review and adjustment of the 2007 assessments by the Property Appraiser of certain real and tangible personal property owned by UCDP. The Special Magistrates recommended that UCDP’s petitions be denied as to the Universal Studios Florida (“USF”) and Universal’s Islands of Adventure (“UIOA”) tangible personal property and real property and recommended that the assessment as to UCDP’s parking garages be reduced. The VAB approved and adopted the Special Magistrates’ recommendations on February 26, 2008. On April 24, 2008, UCDP filed complaints challenging these assessments in state circuit court. On June 4, 2008, the Orange County Tax Collector (the “Tax Collector”) answered the complaints. On June 16, 2008, the Property Appraiser answered the complaints. Both the Property Appraiser and the Tax Collector also moved to dismiss UCDP’s discriminatory assessment claims. On November 12, 2008, the court consolidated UCDP’s complaint involving the 2007 assessments of the parking garages with a similar complaint that UCDP filed involving the 2006 assessments. On February 11, 2009, the court granted the defendants’ motions to dismiss the discriminatory assessment count in UCDP’s complaint involving the parking garages, and it granted UCDP leave to amend that count. In addition, the Property Appraiser and Tax Collector have filed a Joint Motion for Summary Judgment as to Count I of UCDP’s complaint involving its tangible personal property. A hearing on that Joint Motion is scheduled for March 26, 2009. UCDP paid the full assessment with respect to the 2007 real and personal property on November 30, 2007. Accordingly, an adverse resolution of these assessments would not create any exposure beyond the amount already paid by UCDP.

2006 Assessments

In the second quarter of 2007, UCDP received and recorded a refund of approximately $1.0 million (the “2006 Refund”) with respect to an adjustment of the 2006 assessments by the Property Appraiser reducing the assessed property values of certain real and tangible personal property owned by UCDP.

Meanwhile, on April 17, 2007, the Property Appraiser filed a complaint in state circuit court challenging the reduced 2006 tangible personal property assessments. This case is currently set for trial during July 2009. On May 16, 2007, UCDP filed two complaints challenging the Property Appraiser’s 2006 assessments for (i) real property at USF and UIOA, and for (ii) UCDP’s parking garages. The Property Appraiser and the Tax Collector answered UCDP’s complaints and also moved to dismiss UCDP’s discriminatory assessment claims. On November 12, 2008, the court consolidated UCDP’s complaint involving the 2006 assessments of the parking garages with a similar complaint that UCDP filed involving the 2007 assessments. On February 11, 2009, the court granted the defendants’ motions to dismiss the discriminatory assessment count in UCDP’s complaint involving the parking garages, and it granted UCDP leave to amend that count. On March 16, 2009, UCDP filed its amended compliant. The parties are currently engaged in discovery and the Company cannot predict the outcome of these cases. In the event of an adverse determination, UCDP may be required to repay the amount of the 2006 Refund, plus interest and penalties if awarded by the court. It is premature to assess the likelihood of any material impact to UCDP’s results of operations, financial position or cash flows.

Back Assessments

On December 21, 2006, the Property Appraiser concluded an audit of UCDP’s 2003, 2004 and 2005 tangible personal property returns, asserting that UCDP underreported its tangible personal property in each of those years. The Property Appraiser issued back assessments resulting in back taxes, interest and penalties being charged by the Tax Collector. On February 19, 2007, UCDP filed a complaint in state circuit court challenging the legality of the back assessments and seeking other relief. On April 25, 2007, the Court dismissed the portions of UCDP’s complaint pertaining to the back assessments on UIOA, and it also dismissed UCDP’s due process claim. On May 14, 2007, UCDP re-filed the complaint (“UCDP’s Re-filed Back Assessment Complaint”) as to IOA. On February 15, 2008, the court denied the Property Appraiser’s motion to dismiss UCDP’s Re-filed Back Assessment Complaint. The Property Appraiser and Tax Collector appealed the denial of the dismissal of UCDP’s Re-filed Back Assessment Complaint. UCDP opposed the appeal, and on July 3, 2008, the Court denied the appeal. Therefore, UCDP’s actions challenging the back assessments remain pending and are currently being litigated.

Other

The Company is threatened with or involved in various other legal actions and claims incidental to the conduct of its business. Management does not expect these legal actions and claims to have a material impact to the Company’s results of operations, financial position or cash flows.

14. Land Sales

From time to time, UCDP sells portions of its non-strategic land that is not required to support its long-term growth plans.

In June 2007, UCDP sold 2 acres of land. The cost basis of the land approximated $300,000. In connection with this sale, UCDP recorded a gain of approximately $2,776,000 during the year ended December 31, 2007.

In December 2006, UCDP sold 4 acres of undeveloped land. The cost basis of the land approximated $845,000. In connection with this sale, UCDP recorded a gain of $5,195,000 during the year ended December 31, 2006. As part of the transaction, UCDP received a promissory note from the buyer in the amount of $4,890,000, which was repaid during 2007.

15. Quarterly Data (Unaudited)

UCDP’s quarterly results are subject to seasonal variations. UCDP’s quarterly financial data is as follows (in thousands):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2008
Operating revenues	$207,305	$241,868	$262,317	$211,862
Operating income	24,317	44,659	71,609	39,846
Net income attributable to the Partners	1,096	20,236	46,910	7,498

2007
Operating revenues	$186,593	$260,577	$266,685	$217,988
Operating income	9,039	60,423	80,658	40,678
Net (loss) income attributable to the Partners	(18,514)	36,312	57,274	16,816

The quarterly results above were impacted by the following discrete transactions:

(1)

Amounts related to 2008 operating revenues were adjusted from that previously filed on Form 10-Q due to reclassifications of certain revenues attributable to UPRV. This had no impact on operating income or net income.

(2)	During the fourth quarter of 2008, UCDP recorded a loss of $5,200,000 related to its interest rate swaps which became ineffective. (see note 6).
(3)	During the second quarter of 2007, UCDP recorded a gain of $2,776,000 related to a land sale. (see note 14).

 16. Events Subsequent  to Date of Auditor's Report (Unaudited)

In April 2009, the Company paid distributions to the Partners totaling $33,369,000 for their expected payments of income taxes based on the Company’s financial results. These distributions are required per the UCDP partnership agreement. Additionally the Company made distributions to Holdings of $6,090,000 and $10,672,000 in February 2009 and May 2009, respectively.

In June, the Company also settled its property tax disputes with the Orange County Property Appraiser for an amount that is not material to the financial statements (see note 13).